Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number: 03116HAF4

TERM LOAN FACILITY CREDIT AGREEMENT

Dated as of September 20, 2013

among

AMGEN INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent,

The Banks Party Hereto,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BARCLAYS BANK PLC,

J.P. MORGAN SECURITIES LLC,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY SENIOR FUNDING, INC.,

MIZUHO BANK, LTD.,

HSBC SECURITIES (USA), INC.,

RBC CAPITAL MARKETS,

SUMITOMO MITSUI BANKING CORPORATION,

and

CITIGROUP GLOBAL MARKETS INC.

as Lead Arrangers and Bookrunning Managers,

BARCLAYS BANK PLC

and

JPMORGAN CHASE BANK, N.A.,

as Syndication Agents,

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY SENIOR FUNDING, INC.,

MIZUHO BANK, LTD.,

HSBC BANK USA, NATIONAL ASSOCIATION,

ROYAL BANK OF CANADA,

SUMITOMO MITSUI BANKING CORPORATION

and

CITIBANK, N.A.

as Co-Documentation Agents

EXECUTION VERSION

1

3.13	Fee Determination Detail	35

3.14	Survivability	35

3.15	Dodd-Frank, Etc	35

3.16	Replacement of Banks	35

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		36

4.1	Existence and Qualification; Power; Compliance With Laws	36

4.2	Authority; Compliance With Other Agreements and Instruments and Government Regulations	37

4.3	No Governmental Approvals Required	37

4.4	Subsidiaries	37

4.5	Financial Statements	37

4.6	No Other Liabilities; No Material Adverse Effect	38

4.7	Governmental Regulation	38

4.8	Litigation	38

4.9	Binding Obligations	38

4.10	No Default	38

4.11	Employee Benefit Plans	38

4.12	Regulation U	39

4.13	Disclosure	39

4.14	Tax Liability	39

4.15	Environmental Matters	40

4.16	OFAC	40

4.17	Solvency	40

ARTICLE 5 AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)		40

5.1	Payment of Taxes and Other Potential Liens	41

5.2	Preservation of Existence	41

5.3	Maintenance of Properties	41

5.4	Maintenance of Insurance	41

5.5	Compliance With Laws	41

5.6	Visitation	42

5.7	Keeping of Records and Books of Account	42

5.8	Use of Proceeds	42

2

ARTICLE 6 NEGATIVE COVENANTS		42

6.1	Change in Nature of Business	42

6.2	Mergers	42

6.3	Liens; Sales and Leasebacks	43

6.4	Transactions with Affiliates	43

6.5	Subsidiary Indebtedness	43

6.6	Financial Covenant	43

ARTICLE 7 INFORMATION AND REPORTING REQUIREMENTS		44

7.1	Financial and Business Information	44

7.2	Compliance Certificates	45

ARTICLE 8 CONDITIONS		46

8.1	Conditions to Effectiveness	46

8.2	Conditions Precedent to Closing Date	46

8.3	Condition Precedent to Secondary Borrowing	48

ARTICLE 9 EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT		48

9.1	Events of Default	48

9.2	Remedies Upon Event of Default	51

ARTICLE 10 THE ADMINISTRATIVE AGENT		52

10.1	Appointment and Authority	52

10.2	Rights as a Bank	53

10.3	Exculpatory Provisions	53

10.4	Reliance by Administrative Agent	54

10.5	Delegation of Duties	54

10.6	Resignation of the Administrative Agent	54

10.7	Non-Reliance on Administrative Agent and Other Banks	55

10.8	Right to Indemnity	56

10.9	No Other Duties, etc	56

ARTICLE 11 MISCELLANEOUS		56

11.1	Cumulative Remedies; No Waiver	56

11.2	Amendments; Consents	57

11.3	Costs, Expenses and Taxes	57

11.4	Obligation to Make Payments in Dollars	58

3

11.5	Nature of Banks’ Obligations	58

11.6	Survival	59

11.7	Notices and Other Communications; Facsimile Copies	59

11.8	Execution of Loan Documents	60

11.9	Binding Effect; Assignment; Entire Agreement	61

11.10	Setoff Rights	64

11.11	Sharing of Setoffs	64

11.12	Indemnity by the Borrower	65

11.13	No Third Parties Benefited	66

11.14	Confidentiality	67

11.15	Further Assurances	67

11.16	No Fiduciary Duties	67

11.17	Integration	67

11.18	Severability of Provisions	68

11.19	Independent Covenants	68

11.20	Headings	68

11.21	Time of the Essence	68

11.22	Applicable Law	68

11.23	Consent to Jurisdiction and Service of Process	68

11.24	Waiver of Jury Trial	69

11.25	Tax Forms	70

11.26	Waiver of Damages	71

11.27	Patriot Act Notice	71

11.28	Agreement by Commitment Parties	72

Exhibits

A – Note

B – Compliance Certificate

C – Request for Loan

D – Assignment Agreement

E – Solvency Certificate

4

Schedules

2.1	Bank Commitments
4.4	Disclosure of Subsidiaries
4.8	Litigation
4.11(c)	Employee Benefit Plans
4.15	Environmental
6.3	Liens
11.7	Notices

5

EXECUTION VERSION

TERM LOAN FACILITY CREDIT AGREEMENT

This TERM LOAN FACILITY CREDIT AGREEMENT is dated as of September 20, 2013 and is entered into by and among Amgen Inc., a Delaware corporation (the “Borrower”), each financial institution whose name is set forth on the signature pages hereof as a Bank, Bank of America, N.A. (“Bank of America”), as the Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Barclays Bank PLC (“Barclays”), J.P. Morgan Securities LLC (“JPMorgan”), The Bank of Tokyo-Mitsubishi-UFJ, Ltd. (“BTM”), Goldman Sachs Bank USA (“Goldman Sachs”), Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), Mizuho Bank, Ltd. (“Mizuho”), HSBC Securities (USA), Inc. (“HSBC”), RBC Capital Markets (“RBC”), Sumitomo Mitsui Banking Corporation (“Sumitomo”) and Citigroup Global Markets Inc. (“Citi”), as Lead Arrangers and Bookrunning Managers, and Barclays and JPMorgan Chase Bank, N.A. (“JPMCB”), as Syndication Agents. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Business” means Onyx Pharmaceuticals, Inc.

“Acquisition” means the purchase by a Subsidiary of the Borrower of all of the outstanding shares of Company Common Stock (as defined in the Acquisition Agreement) pursuant to the Acquisition Agreement and the merger of the Acquired Business into such Subsidiary after which the Acquired Business will be a wholly-owned Subsidiary of the Borrower.

“Acquisition Agreement” has the meaning set forth in Section 8.2(b).

“Acquisition Agreement Representations” means such representations and warranties made by or with respect to the Acquired Business and its subsidiaries in the Acquisition Agreement as are material to the interests of the Banks, but only to the extent that the Borrower has or any of its Affiliates has the right to terminate its obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement.

“Administrative Agent” means Bank of America, when acting in its capacity as the administrative agent under any of the Loan Documents.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to the Borrower and the Banks.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any Advance made or to be made by any Bank to the Borrower as provided in Article 2, and includes each Base Rate Advance and each Eurodollar Rate Advance.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agent Parties” has the meaning set forth in Section 11.7(d)(ii).

“Agreement” means this Term Loan Facility Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended in accordance with Section 11.2.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Arranger” means each of MLPFS, Barclays, JPMorgan, BTM, Mizuho, HSBC, RBC, Sumitomo, Goldman Sachs, Morgan Stanley and Citi when acting in its capacity as a lead arranger and a bookrunning manager under any of the Loan Documents.

“Assignment Agreement” means an Assignment Agreement in substantially the form of Exhibit D, executed by a Bank and an Eligible Assignee of all or part of that Bank’s interest hereunder.

“Availability Period” means the period from the Closing Date to the earlier of (a) the date that is 90 days following the Closing Date (or, if such date is not a Business Day, the immediately preceding Business Day) and (b) the date on which the aggregate amount of Commitments has been reduced to zero in accordance with this Agreement.

“Bank” means the Persons identified as “Banks” and listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party hereto pursuant to Section 11.9.

“Bank of America” has the meaning set forth in the introductory paragraph.

“Bank Insolvency Event” means that (a) a Bank or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Bank or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Bank or its Parent Company, or such Bank or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Barclays” has the meaning set forth in the introductory paragraph.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance made hereunder that bears interest as set forth in Section 3.1(b) and designated as a Base Rate Advance in accordance with Article 2.

“Borrower” has the meaning set forth in the introductory paragraph.

“BTM” has the meaning set forth in the introductory paragraph.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in New York and, if such day relates to any Eurodollar Rate Advance, means any such day that is also a Eurodollar Banking Day.

“Capital Lease” means, as to any Person, a lease of any Property by that Person as lessee that is, or should be recorded as a “capital lease” on the balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles.

“Certificate of a Senior Officer” means a certificate signed by a Senior Officer of the Person providing the certificate.

“Citi” has the meaning set forth in the introductory paragraph.

“Closing Date” means the time and Business Day on which the conditions set forth in Section 8.2 are satisfied.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Commitment” means, as to each Bank, its obligation to make Advances to the Borrower pursuant to Section 2.1(a), in an aggregate principal amount not to exceed the amount set forth opposite such Bank’s name on Schedule 2.1 or in the Assignment Agreement pursuant to which such Bank becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Commitments as of the Closing Date is $5,000,000,000.

“Compliance Certificate” means a certificate in the form of Exhibit B, properly completed and signed by a Senior Officer of the Borrower.

“Communications” has the meaning set forth in Section 11.7(d)(ii).

“Consolidated Capitalization” means, as of any date of determination, the aggregate of the Consolidated Net Worth and Consolidated Total Debt of the Borrower and its Consolidated Subsidiaries on that date.

“Consolidated Net Worth” means, as of any date of determination, the Shareholders’ Equity of the Borrower and its Consolidated Subsidiaries on that date as set forth or reflected on the consolidated balance sheet of the Borrower and its Subsidiaries.

“Consolidated Subsidiary” means, as of any date of determination and with respect to any Person, any Subsidiary of that Person whose financial data is, in accordance with Generally Accepted Accounting Principles, reflected in that Person’s consolidated financial statements.

“Consolidated Total Debt” means, as of any date of determination, the aggregate amount of all Indebtedness, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles, of the Borrower and its Consolidated Subsidiaries on that date.

“Consolidated Total Debt to Capitalization Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt to (b) Consolidated Capitalization.

“Contractual Obligation” means, as to any Person, any provision of any outstanding Securities issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.5.

“Current ERISA Affiliate”, as applied to any Person, means (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“Daily Margin” means, for any date of determination, for the designated Level and the Type of Advance, the following interest rates per annum:

	Daily Margin
	TYPE OF ADVANCE
	Base Rate Advance	Eurodollar Advance
Level 1	0.000%	0.750%
Level 2	0.000%	0.875%
Level 3	0.000%	1.000%
Level 4	0.125%	1.125%
Level 5	0.375%	1.375%
Level 6	0.625%	1.625%

For purposes of this definition, (a) if any change in the rating established by S&P or Moody’s with respect to Long-Term Debt shall result in a change in the Level, the change in the Daily Margin shall be effective as of the date on which such rating change is publicly announced and (b) if the ratings established by both of S&P and Moody’s with respect to Long-Term Debt are unavailable for any reason for any day, then the applicable level for such day shall be deemed to be Level 6 (or, if the Majority Banks consent in writing, such other Level as may be reasonably determined by the Majority Banks from a rating with respect to Long-Term Debt for such day established by another rating agency reasonably acceptable to the Majority Banks).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

“Default” means any Event of Default or any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.

“Default Rate” means the interest rate described in Section 3.6.

“Defaulting Bank” means at any time, subject to Section 2.7(c), (i) any Bank that has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance or make any other payment due hereunder (each, a “funding obligation”), unless such Bank has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Bank that has notified the Administrative Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Bank’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Bank that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Administrative Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Bank that has, for two or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank will cease to be a Defaulting Bank solely pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (v) any Bank with respect to which a Bank Insolvency Event has occurred and is continuing with respect to such Bank or its Parent Company; provided that a Bank Insolvency Event shall not be deemed to occur with respect to a Bank or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Bank or Parent Company by a Governmental Agency or instrumentality thereof where such action does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Agency or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Administrative Agent that a Bank is a Defaulting Bank under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Bank will be deemed to be a Defaulting Bank (subject to Section 2.7(c)) upon notification of such determination by the Administrative Agent to the Borrower, and the Banks.

“Designated Deposit Account” means a deposit account designated by the Borrower in its Request for Loan submitted with respect to each Loan.

“Dollars” or “$” means United States Dollars.

“Effective Date” means the date on which the conditions precedent set forth in Section 8.1 shall have been satisfied, which date is September 20, 2013.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.9(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.9(b)(iii)).

“Eligible Pre-Closing Bank” means each of Bank of America, N.A., Barclays Bank PLC, JPMorgan Chase Bank, N.A., BTM, Mizuho Bank, Ltd., Citibank, N.A., HSBC Bank USA, National Association, Royal Bank of Canada, Sumitomo, Goldman Sachs, Morgan Stanley Bank, N.A., BNP Paribas, Bank of the West, First Hawaiian Bank, The Royal Bank of Scotland plc, Credit Suisse AG, Cayman Islands Branch, TD Bank, N.A., DNB Capital LLC, Deutsche Bank AG New York Branch, Wells Fargo Bank, National Association, Intesa Sanpaolo S.p.A, The Northern Trust Company, U.S. Bank National Association, Agricultural Bank of China, Ltd., New York Branch, DBS Bank Ltd., Los Angeles Agency, Bayerische Landesbank, New York Branch, The Bank of New York Mellon and State Street Bank and Trust Company.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is, or was at any time, maintained or contributed to by the Borrower or with respect to any such plan that is subject to Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, any of its ERISA Affiliates.

“Environmental Laws” means all plans, policies or decrees binding on the Borrower and its Subsidiaries in accordance with applicable statutes, ordinances, orders, rules or regulations and all statutes, ordinances, orders, rules or regulations and the like, in each case, relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the release or threatened release of hazardous materials, (ii) the generation, use, storage, transportation or disposal of hazardous materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), each as amended or supplemented, and any analogous future or present local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

“ERISA Affiliate”, as applied to any Person, means (i) any corporation which is, or was at any time, a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is, or was at any time, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is, or was at any time, a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is, or was at any time, a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC, or the penalty for failure to provide such notice, has been waived by regulation or by PBGC technical update); (ii) the failure to meet the minimum funding standard of Sections 412 and 430 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability therefor pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate under Section 4042 of ERISA any

Pension Plan, or the occurrence of any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by the Borrower or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the imposition on the Borrower or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409 or 502(c), (i) or (l) or 4071 of ERISA in respect of any Pension Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against the Borrower or any of its ERISA Affiliates in connection with any such Pension Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) the conditions for imposition of a Lien under Section 303(k) of ERISA shall have been met with respect to any Pension Plan.

“Eurodollar Banking Day” means any Business Day on which dealings in Dollar deposits are conducted by and among banks in the London interbank offer market for Dollar deposits.

“Eurodollar Lending Office” means, as to each Bank, its office or branch so designated by written notice to the Borrower and the Administrative Agent as its Eurodollar Lending Office. If no Eurodollar Lending Office is designated by a Bank, its Eurodollar Lending Office shall be its office at its address for purposes of notices hereunder.

“Eurodollar Market” means, with respect to any Eurodollar Rate Advance, the London interbank offer market for Dollar deposits.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum equal to the London Interbank Offered Rate or a successor thereto as approved by the Administrative Agent (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Eurodollar Banking Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two Eurodollar Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day.

“Eurodollar Rate Advance” means an Advance that bears interest based on the rate set forth in clause (a) of the definition of Eurodollar Rate.

“Event of Default” shall have the meaning provided in Section 9.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Bank, on such day on such transactions as determined by the Administrative Agent.

“Fiscal Quarter” means the fiscal quarter of the Borrower consisting of a three month fiscal period ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of the Borrower consisting of a twelve month fiscal period ending on each December 31.

“Foreign Bank” has the meaning set forth in Section 11.25(a)(i).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Generally Accepted Accounting Principles” means generally accepted accounting principles in the United States of America. The term “Generally Accepted Accounting Principles” shall be read in each instance as if the words “consistently applied” followed immediately thereafter, meaning that the accounting principles applied are consistent in all material respects (except for changes concurred in by the Borrower’s independent public accountants) to those applied at prior dates or for prior periods.

“Goldman Sachs” has the meaning set forth in the introductory paragraph.

“Governmental Agency” means (a) any foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other nongovernmental authority to whose jurisdiction that Person has consented.

“HSBC” has the meaning set forth in the introductory paragraph.

“Indebtedness” means, as to any Person, (a) all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under Capital Leases which is properly recorded as a liability on a balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles, (c) to the extent of the outstanding Indebtedness thereunder, any obligation of such Person that is evidenced by a promissory note or other similar instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable in the ordinary course of business), (e) any obligation of such Person of the nature described in clauses (a), (b), (c) or (d) above that is secured by a Lien on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the lesser of the face amount of the obligation or the fair market value of the assets so subject to the Lien, (f) obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) any obligation of such Person to reimburse the issuer of any letter of credit issued for the account of such Person upon which and only to the extent a draw has been made and (h) in the case of the Borrower, the net obligations of the Borrower under Swap Agreements. Notwithstanding the provisions listed above, Indebtedness shall not include any intercompany loans made by the Borrower to a Subsidiary or by any Subsidiary to another Subsidiary or by any Subsidiary to the Borrower. As of any date of determination, the amount of the Borrower’s Indebtedness with respect to (1) Swap Agreements shall be equal to the net marked-to-market value (if negative) for the Borrower for all such Swap Agreements taken as a whole and (2) obligations under clause (d) shall be the stated balance sheet amount of such obligations, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles, of the Borrower and its Consolidated Subsidiaries on that date.

“Indemnified Taxes” has the meaning set forth in Section 3.9(d)(i).

“Indemnitees” has the meaning set forth in Section 11.12.

“Interest Period” means, as to each Eurodollar Rate Advance, the period commencing on the date specified by the Borrower of such Advance pursuant to Section 2.1(b) and ending 1, 2, 3 or 6 months thereafter (or, if agreed to by all Banks, 9 or 12 months or a period of shorter than 1 month), as specified by the Borrower in the applicable Request for Loan; provided that:

(a) The first day of any Interest Period shall be a Eurodollar Banking Day;

(b) Any Interest Period that would otherwise end on a day that is not a Eurodollar Banking Day shall be extended to the next succeeding Eurodollar Banking Day unless such Eurodollar Banking Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Banking Day; and

(c) No Interest Period shall extend beyond the final Maturity Date.

“JPMCB” has the meaning set forth in the introductory paragraph.

“JPMorgan” has the meaning set forth in the introductory paragraph.

“Laws” means, collectively, all foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or controlling precedents of any Governmental Agency.

“Level” means Level 1, Level 2, Level 3, Level 4, Level 5 or Level 6, as the case may be, provided, however that if, as of any date of determination, (a) there is a one Level difference between (x) the Level that would be applicable if such Level were determined solely by reference to the rating assigned by S&P (the “Hypothetical S&P Level”) and (y) the Level that would be applicable if such Level were determined solely by reference to the rating assigned by Moody’s (the “Hypothetical Moody’s Level”) then the “Level” for such date shall be deemed to be the higher of the Hypothetical S&P Level and the Hypothetical Moody’s Level and (b) there is a two Level or more difference between the Hypothetical S&P Level and the Hypothetical Moody’s Level, then the “Level” for such date shall be deemed to be the middle Level between the Hypothetical S&P Level and the Hypothetical Moody’s Level, and if such middle Level does not exist, then the “Level” for such date shall be deemed to be the lower of the middle two Levels between the Hypothetical S&P Level and the Hypothetical Moody’s Level (for these purposes Level 1 being higher than Level 2, etc.).

“Level 1” means that, as of any date of determination, the Long-Term Debt carries either of the following ratings:

“A+” or higher from S&P

“A1” or higher from Moody’s.

“Level 2” means that, as of any date of determination, the criteria of Level 1 are not satisfied and the Long-Term Debt carries either of the following ratings:

“A” from S&P

“A2” from Moody’s.

“Level 3” means that, as of any date of determination, the criteria of neither Level 1 nor Level 2 are satisfied and the Long-Term Debt carries either of the following ratings:

“A-” from S&P

“A3” from Moody’s.

“Level 4” means that, as of any date of determination, the criteria of none of Level 1, Level 2 or Level 3 are satisfied and the Long-Term Debt carries either of the following ratings:

“BBB+” from S&P

“Baa1” from Moody’s.

“Level 5” means that, as of any date of determination, the criteria of none of Level 1, Level 2, Level 3 or Level 4 are satisfied and the Long-Term Debt carries either of the following ratings:

“BBB” from S&P

“Baa2” from Moody’s.

“Level 6” means that, as of any date of determination, the criteria of none of Level 1, Level 2, Level 3, Level 4 or Level 5 are satisfied.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

“Loan” means any group of Advances made at any one time by the Banks pursuant to Article 2.

“Loan Documents” means, collectively, this Agreement, the Notes, and any Request for Loan, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Loan Exposure” means, with respect to any Bank, as of any date of determination, the sum of (i) the outstanding principal amount of the Loans of such Bank and (ii) the outstanding principal amount of such Bank’s unfunded Commitment which has not expired or terminated in accordance with the terms of this Agreement; provided, at any time prior to the making of any Loan, the Loan Exposure of any Bank shall be equal to such Bank’s Commitment.

“Long-Term Debt” means senior, unsecured, long-term debt securities of the Borrower.

“Majority Banks” means, as of any date of determination, Banks then holding more than 50% of the sum of the aggregate amount of the Commitments then in effect plus the aggregate Total Outstandings or, if the aggregate amount of the Commitments then in effect is equal to zero, Banks then holding more than 50% of the aggregate Total Outstandings; provided that if any Bank shall be a Defaulting Bank at such time, there shall be excluded from the determination of Majority Banks at such time the Total Outstandings owed to such Defaulting Bank at such time and the Commitment of such Defaulting Bank at such time, if any.

“Material Adverse Effect” means a circumstance or set of circumstances or events affecting the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, that have a material adverse effect, individually or in the aggregate, upon the ability (i) of the Borrower and its Subsidiaries, taken as a whole, to perform under the Loan Documents or (ii) of the Banks to enforce, the Obligations under the Loan Documents.

“Maturity Date” means the fifth anniversary of the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Mizuho” has the meaning set forth in the introductory paragraph.

“MLPFS” has the meaning set forth in the introductory paragraph.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Morgan Stanley” has the meaning set forth in the introductory paragraph.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any of its ERISA Affiliates is contributing, or within the preceding six (6) years has contributed, or to which the Borrower or any of its ERISA Affiliates has, or within the preceding six (6) years has had, an obligation to contribute.

“Non-Defaulting Bank” means, at any time, a Bank that is not a Defaulting Bank.

“Notes” means any of the promissory notes made by the Borrower in favor of a Bank in accordance with Section 2.1(g) to evidence Advances made by that Bank under the Commitment, substantially in the form of Exhibit A, as originally executed or as the same may from time to time be supplemented, modified, amended, renewed or extended.

“Notice of Conversion/Continuation” has the meaning specified in Section 2.5(a).

“Obligations” means all present and future monetary obligations of every kind or nature of the Borrower at any time and from time to time owed to the Arrangers, the Administrative Agent, the Syndication Agents or the Banks or any one or more of them under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against the Borrower or any Subsidiary of the Borrower.

“OFAC” has the meaning set forth in Section 4.16(i).

“OFAC Countries” has the meaning set forth in Section 4.16(i).

“OFAC Listed Person” has the meaning set forth in Section 4.16(i).

“Other Connection Taxes” means, with respect to the Administrative Agent or any Bank, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Bank and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document.

“Other Taxes” has the meaning set forth in Section 3.9(d)(ii).

“Parent Company” means, with respect to a Bank, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Bank, or if such Bank does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the shares of such Bank.

“Participant” has the meaning set forth in Section 11.9(c).

“Participant Register” has the meaning set forth in Section 11.9(e).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereto).

“Pension Plan” means any Employee Benefit Plan other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA.

“Permitted Encumbrances” means:

(a) inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by Generally Accepted Accounting Principles shall have been made therefor;

(b) Liens for taxes and assessments on real property which are not yet past due, or Liens for taxes and assessments on real property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of non-payment of the obligations secured by such Liens, no such material real property is subject to a material risk of loss or forfeiture;

(c) easements, exceptions, reservations, or other agreements granted or entered into for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such real property for the purposes for which it is or may reasonably be expected to be held;

(d) rights reserved to or vested in any Governmental Agency by Law to control or regulate, or obligations or duties under Law to any Governmental Agency with respect to, the use of any real property;

(e) rights reserved to or vested in any Governmental Agency by Law to control or regulate, or obligations or duties under Law to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

(f) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of real property;

(g) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by Generally Accepted Accounting Principles shall have been made therefor;

(h) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(i) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which the Borrower or a Subsidiary is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16-2/3% of the annual fixed rentals payable under such lease;

(j) Liens consisting of deposits of Property to secure statutory obligations of the Borrower or a Subsidiary of the Borrower in the ordinary course of its business;

(k) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the Borrower or a Subsidiary of the Borrower is a party in the ordinary course of its business;

(l) purchase money Liens or purchase money security interests upon or in any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

(m) Liens on an asset to secure all or any part of the cost of development or construction of such asset or improvements thereon and which shall be released or satisfied within 120 days after completion of such development or construction;

(n) Liens on an asset created in connection with the acquisition, construction or development of additions, extensions or improvements to such asset which shall be financed by obligations described in Sections 142, 144(a) or 144(c) of the Code, as amended, or by obligations entitled to substantially similar tax benefits under other legislation or regulations in effect from time to time;

(o) Liens on property subject to escrow or similar arrangements established in connection with litigation settlements;

(p) Liens on an asset required in connection with any program, law, statute or regulation of any state or local authority which provides financial or tax benefits not available without such Lien, provided that substantially all of the obligations secured by such Lien are obligations that are in lieu of, or reduce, a property tax or other payment obligation that itself would have been secured by a Lien permitted hereunder; and

(q) Liens on Property securing any intercompany loans made by the Borrower to a Subsidiary or by any Subsidiary to another Subsidiary.

“Person” means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, estate, unincorporated organization, business association, tribe, firm, joint venture, Governmental Agency, or otherwise.

“Platform” has the meaning set forth in Section 11.7(d)(i).

“Potential Defaulting Bank” means, at any time, (i) any Bank with respect to which an event of the kind referred to in the definition of “Bank Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Bank, (ii) any Bank that has notified, or whose Parent Company or a financial institution affiliate thereof has notified, the Administrative Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, unless such writing or statement states that such position is based on such Bank’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or (iii) any Bank that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination by the Administrative Agent that a Bank is a Potential Defaulting Bank under any of clauses (i) through (iii) above will be conclusive and binding absent manifest error, and such Bank will be deemed a Potential Defaulting Bank (subject to Section 2.7(c)) upon notification of such determination by the Administrative Agent to the Borrower and the Banks.

“Pre-Advanced Funds” has the meaning specified in Section 2.1(e).

“Pre-Funding Compensation Amount” has the meaning specified in Section 2.1(e).

“Pre-Funding Date” has the meaning specified in Section 2.1(d).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Loan of any Bank and for all other purposes hereunder, the percentage obtained by dividing (a) the Loan Exposure of that Bank by (b) the aggregate Loan Exposure of all Banks. The Pro Rata Share of each Bank shall be deemed to have been modified at each time the aggregate Commitments of the Banks are modified in accordance with Section 11.9.

“Quarterly Amortization Payment” means an amount equal to 2.5% of the sum of (i) the initial aggregate principal amount of Loans made on the Closing Date plus (ii) the initial aggregate principal amount of Loans made on the date of the second borrowing hereunder.

“Register” has the meaning set forth in Section 11.9(g).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Regulation D” means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Regulation U” means Regulation U, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Request for Loan” means a written request for a Loan substantially in the form of Exhibit C, signed by a Senior Officer of the Borrower and properly completed to provide all information required to be included therein.

“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Revolving Credit Facility Credit Agreement” means that certain Credit Agreement dated as of December 2, 2011 among the Borrower, the other borrowers from time to time party thereto, Citibank, N.A., as administrative agent, and the lenders from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“RBC” has the meaning set forth in the introductory paragraph.

“S&P” means Standard & Poor’s Ratings Group, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“Securities” means any capital stock, share, voting trust certificate, bond, debenture, note or other evidence of indebtedness, limited partnership interest, or any warrant, option or other right to purchase or acquire any of the foregoing.

“Senior Officer” means the (a) chief executive officer, (b) chief operating officer, (c) chief financial officer, (d) chief accounting officer, (e) corporate controller, (f) treasurer, (g) assistant treasurer, (h) any senior vice president, or (i) any executive vice president, in each case whatever the title nomenclature may be, of the Person designated.

“Shareholders’ Equity” means, as of any date of determination, shareholders’ equity as of that date determined in accordance with Generally Accepted Accounting Principles; provided that there shall be excluded from Shareholders’ Equity any amount attributable to capital stock that is, directly or indirectly, required to be redeemed or repurchased by the issuer thereof at a specified date or upon the occurrence of specified events or at the election of the holder thereof.

“Significant Subsidiary” has the meaning set forth in Section 4.4.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person (including, for the avoidance of doubt, property consisting of the residual equity value of such Person’s subsidiaries) is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person (including, for the avoidance of doubt, property consisting of the residual equity value of such Person’s subsidiaries) is greater than the amount that will be required to pay the probable liability of the Borrower on the sum of its debts and other liabilities, including contingent liabilities, (c) such Person has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise), (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following such date, (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business and (f) such Person is “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code of the United States of America, as amended from time to time, and applicable laws relating to fraudulent transfers and conveyances. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Representations” means the representations and warranties contained in Section 4.1, 4.2(a), 4.2(c), 4.7, 4.9, 4.12, 4.16 and 4.17.

“Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company, partnership or joint venture, whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities or other ownership interests having ordinary voting power for the election of directors or other governing body (other than securities or other ownership interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership or joint venture, of which such Person or a Subsidiary of such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries, excluding any partnership or joint venture over which the Person or Subsidiary of such Person does not exercise actual control.

“Sumitomo” has the meaning set forth in the introductory paragraph.

“Swap Agreement” means a written agreement between the Borrower and one or more financial institutions providing for “swap”, “collar” or other interest rate protection (other than “caps”) with respect to any Indebtedness.

“Syndication Agents” means Barclays and JPMCB, in each case, when acting in its capacity as the syndication agent under any of the Loan Documents.

“Taxes” has the meaning set forth in Section 3.9(d)(i).

“Term Financing” means that certain $3,100,000,000, structured term financing arrangement involving the preferred stock owned by the Borrower in ATL Holdings Limited.

“Ticking Fee” has the meaning set forth in Section 3.2.

“Total Outstandings” means, as of any date of determination, the sum on that date of the aggregate outstanding principal amount of the Advances.

“Transaction” means, collectively, (a) the consummation of the Acquisition, (b) the execution and delivery by the Borrower of this Agreement, the borrowing of Advances hereunder and the use of the proceeds thereof and (c) the obtaining of the Term Financing.

“Type” when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is a Base Rate Advance or a Eurodollar Rate Advance.

“Unused Portion” means the aggregate Commitments, less Total Outstandings.

1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

1.3 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with Generally Accepted Accounting Principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries most recently delivered to the Banks; provided, that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 6 to eliminate the effect of any change in Generally Accepted Accounting Principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Majority Banks wish to amend Article 6 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of Generally Accepted Accounting Principles in effect immediately before the relevant change in Generally Accepted Accounting Principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Majority Banks.

1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.6 References to “the Borrower and its Subsidiaries”. Any reference herein to “the Borrower and its Subsidiaries” or the like shall refer solely to the Borrower during such times, if any, as the Borrower shall have no Subsidiaries.

1.7 Miscellaneous Terms. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation.

ARTICLE 2

LOANS

2.1 Advances - General.

(a) Subject to the terms and conditions set forth in this Agreement, each Bank agrees, severally and not jointly, to make, according to its Pro Rata Share of the aggregate Commitments, an Advance in Dollars on the Closing Date plus one additional Advance on any Business Day prior to the termination of the Availability Period to the Borrower in an aggregate amount not to exceed such Bank’s Commitment. Amounts paid or prepaid in respect of the Loans may not be reborrowed. Any amounts of the Commitments that are unused on the last day of the Availability Period shall be automatically terminated in full on such day.

(b) Subject to the next sentence, each Loan under this Section 2.1 shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan and, if applicable, the requested Pre-Funding Date, (ii) type of Loan, (iii) amount of such Loan and (iv) Interest Period for such Loan. Unless the Administrative Agent has notified, in its sole and absolute discretion, the Borrower to the contrary, a Loan may be requested by telephone by a Senior Officer of the Borrower, in which case the Borrower shall promptly confirm such request by transmitting a facsimile of, or at the Administrative Agent’s request by mailing, a Request for Loan executed by a Senior Officer of the Borrower conforming to the preceding sentence to the Administrative Agent.

(c) Promptly following receipt of a Request for Loan (or the receipt of a substitute request permitted under the second sentence of Section 2.1(b)), the Administrative Agent shall notify each Bank by telephone (so long as such notice by telephone is promptly followed by a notice in writing) or facsimile or other electronic communication (the method of notice shall be at the Administrative Agent’s option) of the date and type of the Loan, the applicable Interest Period and the amount of that Bank’s Pro Rata Share of the requested Loan. Not later than 2:00 p.m., New York time, on the date specified in the applicable Request for Loan subject to the provisions of Sections 2.2 and 2.3, each Bank shall make its Pro Rata Share of the requested Loan in immediately available funds available to the Administrative Agent at the Administrative Agent’s Office. Upon delivery of evidence reasonably satisfactory to the Administrative Agent of the satisfaction (or waiver) of the applicable conditions set forth in Article 8 (the Administrative Agent shall be entitled to rely on the certificate detailed in Section 8.2(a)(11) for evidence of the satisfaction of the conditions set forth in Sections 8.2(b), (c) and (f)), and subject to the provisions of Sections 2.2 and 2.3, all Advances shall be credited in immediately available funds to the Designated Deposit Account. If a Pre-Funding Date (as defined below) has been specified, the Administrative Agent shall make such funds available not later than 9:00 a.m., New York time, on the Business Day on which the Administrative Agent receives the evidence referred to above that the conditions in Section 8.2 are satisfied (or waived) or, with respect to the condition set forth in Section 8.2(b), such condition will be satisfied upon the application of the proceeds of the Advances in accordance with the terms of this Agreement.

(d) Following the Effective Date, the Borrower may require that Banks transfer funds to the Administrative Agent in advance of the anticipated Closing Date set forth in the Request for Loan to hold in reserve pursuant to Section 2.1(e), by specifying, in the relevant Request for Loan, the date (the “Pre-Funding Date”) upon which Banks shall deliver such funds to the Administrative Agent to be held in reserve (which requested Pre-Funding Date may be no earlier than three Business Days prior to the anticipated Closing Date set forth in the Request for Loan). In the event the Borrower specifies a Pre-Funding Date in a Request for Loan, then such Request for Loan shall be submitted not later than (i) 12:00 noon, New York time, three Business Days prior to the Pre-Funding Date of any borrowing of Eurodollar Rate Advances, and (ii) 9:00 a.m., New York time, on the Pre-Funding Date of any borrowing of Base Rate Advances.

(e) If a Pre-Funding Date is specified in a Request for Loan, on the requested Pre-Funding Date, no later than 11:00 a.m., New York time, each Bank shall deliver to the Administrative Agent an amount equal to its Pro Rata Share of the Loans requested to be made on the Closing Date, by wire transfer of immediately available funds to the account of the Administrative Agent designated by it for such purpose by notice to the Banks and each Bank hereby irrevocably authorizes the Administrative Agent to release such funds (the “Pre-Advanced Funds”) and use them to fund such Bank’s Pro Rata Share of the Loans on the

Closing Date unless the Administrative Agent shall have received written notice from such Bank prior to 9:00 a.m., New York time, on the anticipated Closing Date set forth in the Request for Loan that any one or more of the conditions precedent in Section 8.2 has not been satisfied (or waived) or with respect to the condition set forth in Section 8.2(b), such condition will not be satisfied upon the application of the proceeds of the Advances in accordance with the terms of this Agreement, specifying both the conditions precedent that have not been satisfied (or waived) (or with respect to the condition set forth in Section 8.2(b), that such condition will not be satisfied upon the application of the proceeds of the Advances in accordance with the terms of this Agreement) and its objection thereto. The Pre-Advanced Funds shall be held in reserve by the Administrative Agent for the benefit of such Bank, upon the following terms:

(i) The Administrative Agent shall release the Pre-Advanced Funds only as follows: (A) the Administrative Agent shall release the Pre-Advanced Funds of each Bank to fund such Bank’s Pro Rata Share of the Loans on the Closing Date, without any further authorization from such Bank, or (B) if for any reason the Closing Date does not occur on or before 11:59 p.m., New York time, on the date that is two Business Days after the proposed Closing Date set forth in the Request for Loan, the Administrative Agent shall promptly return to each Bank the portion of the Pre-Advanced Funds delivered by such Bank. In the event any Pre-Advanced Funds remain in reserve at the time of expiration of the Commitments, the Administrative Agent shall return to each Bank the portion of the Pre-Advanced Funds delivered by such Bank.

(ii) The Administrative Agent shall hold the Pre-Advanced Funds in a non-interest bearing account with Bank of America, N.A.

(iii) It is understood and agreed that, except as set forth in Section 2.1(c), the Borrower shall have no right, title or interest in any Pre-Advanced Funds, and shall have no right to give directions to the Administrative Agent with regard to investment, application or release of such funds or otherwise with respect to such funds. Whether or not the Closing Date occurs and whether or not Loans are made on the Closing Date, the Borrower agrees to pay to each Bank an amount (the “Pre-Funding Compensation Amount”) that is equal to the amount of interest that would have accrued hereunder on its Pre-Advanced Funds (at the rate(s) requested by the Borrower in the Request for Loan) if such Pre-Advanced Funds had been used to fund Loans on the Pre-Funding Date (or, if later, the date such funds were delivered to the Administrative Agent to be placed in reserve) and as if such Loans were outstanding for the period of time that such Pre-Advanced Funds remain in reserve. To the extent that a Bank’s Pre-Advanced Funds are used to fund its Pro Rata Share of Loans made on the Closing Date (x) such Loans shall be deemed to have been made by each Bank on the date that such Bank funded its Pre-Advanced Funds and having an Interest Period, if applicable, commencing on the Closing Date and (y) the Pre-Funding Compensation Amount shall be due and payable by the Borrower to such Bank on the first date occurring after the Closing Date that interest would be payable in accordance with Section 3.1. To the extent that all or any part of a Bank’s Pre-Advanced Funds are returned to such Bank for any reason and are not used to fund Loans, the Pre-Funding Compensation Amount shall be due and payable by the Borrower to such Bank within three Business Days after demand, together with any amount payable pursuant to Section 3.5(c).

(f) Each Loan under the Commitment shall be in a minimum amount of $2,000,000 and multiples of $1,000,000 in excess of that amount or, with respect to any borrowing after the Closing Date, if any, the remaining available amount of the aggregate Commitments.

(g) If so requested by any Bank by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, the Borrower shall execute and deliver to such Bank (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Bank pursuant to Section 11.9) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a promissory note or promissory notes to evidence such Bank’s Advances under its Pro Rata Share of the Commitment, substantially in the form of Exhibit A.

(h) A Request for Loan shall be irrevocable upon the Administrative Agent’s first notification thereof.

2.2 Base Rate Advances. Each request by the Borrower for a Base Rate Advance shall be made pursuant to a Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 12:00 noon, New York time, on the date of a proposed Base Rate Advance. All Advances shall constitute Base Rate Advances unless properly designated as Eurodollar Rate Advances pursuant to Section 2.3.

2.3 Eurodollar Rate Advances.

(a) Each request by the Borrower for a Eurodollar Rate Advance shall be made pursuant to a Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 1:00 p.m., New York time, at least three (3) Eurodollar Banking Days before the first day of the applicable Interest Period.

(b) On the second Eurodollar Banking Day before the first day of the applicable Interest Period in the case of Eurodollar Rate Advances, the Administrative Agent shall determine the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error), and prior to 1:00 p.m., New York time on that same day shall give notice of the same to the Borrower and the Banks by telephone (followed promptly by written notice) or facsimile or other electronic communication (the method of notice shall be at the Administrative Agent’s option).

(c) Unless all of the Banks otherwise consent, no Eurodollar Rate Advance may be requested during the continuance of an Event of Default.

(d) Prior to the submission of a Request for Loan with respect to a Eurodollar Rate Advance, the Borrower may request the Administrative Agent to provide a non-binding estimate of the Eurodollar Rate that would then apply in the event the Borrower submitted a Request for Loan.

2.4 Voluntary Reduction of Commitment. (a) The Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least two (2) days’ prior written notice to the Administrative Agent, to voluntarily reduce, permanently and irrevocably, in a minimum amount of $5,000,000 and multiples of $1,000,000 in excess thereof, or to terminate, all or a portion of the then Unused Portion of the Commitment; provided that any such reduction or termination shall be accompanied by payment of all accrued and unpaid fees with respect to the portion of the Commitment being reduced or terminated. Any such notice of reduction may be conditioned upon the successful closing of a new financing and the Administrative Agent will promptly notify each Bank thereof and of such Bank’s portion of the Commitments being reduced.

(b) The Borrower shall have the right, at any time, upon at least three Business Days’ notice to a Defaulting Bank (with a copy to the Administrative Agent), to terminate in whole such Defaulting Bank’s Commitment under this Section 2.4(b). The Borrower will pay all principal of, and interest accrued to the date of such payment on, Advances owing to such Defaulting Bank and pay any accrued fee payable to such Defaulting Bank pursuant to Section 3.2 and all other amounts payable to such Defaulting Bank hereunder (including but not limited to any increased costs, additional interest or other amounts owing under Sections 3.4 and 3.5 and any indemnification for taxes under Section 3.9) and upon such payments, the obligations of such Defaulting Bank hereunder shall, by the provisions hereof, be released and discharged; provided, however, that (i) such Defaulting Bank’s rights under Sections 3.4 and 3.5 shall survive such release and discharge as to matters occurring prior to such date and (ii) no claim that the Borrower may have against such Defaulting Bank arising out of such Defaulting Bank’s default hereunder shall be released or impaired in any way. The aggregate amount of the Commitments of the Banks once reduced pursuant this Section 2.4(b) may not be reinstated; provided, however, that if pursuant to this Section 2.4(b), the Borrower shall pay to a Defaulting Bank any principal of, or interest accrued on, the Advances owing to such Defaulting Bank, then the Borrower shall either (x) confirm to the Administrative Agent that, except as disclosed by the Borrower and approved in writing by the Administrative Agent, acting at the direction of the Majority Banks, the representations and warranties contained in Article 4, other than Sections 4.4, 4.6 and 4.8, are true and correct in all material respects (except that to the extent any representation or warranty is qualified by materiality, it is true and correct in all respects) on and as of such date of payment as though made on that date (except to the extent such representations and warranties specifically relate to an earlier date in which case they are true and correct in all material respects (except that to the extent any representation or warranty is qualified by materiality, it is true and correct in all respects) as of such earlier date) and no Default has occurred and is continuing or (y) pay or cause to be paid a ratable payment of principal and interest to all Banks who are not Defaulting Banks.

2.5 Voluntary Conversion or Continuation of Advances.

(a) The Borrower may on any Business Day upon notice given to the Administrative Agent not later than 12:00 noon (New York City time) on the third Eurodollar Business Day prior to the date of the proposed Conversion or continuance (a “Notice of

Conversion/Continuation”) and subject to the provisions of Section 2.3, (1) Convert all or any portion of Advances of one Type into Advances made to the Borrower of another Type and (2) upon the expiration of any Interest Period applicable to Advances which are Eurodollar Rate Advances, continue all (or, subject to Section 2.3, any portion of) such Advances as Eurodollar Rate Advances and the succeeding Interest Period(s) of such continued Advances shall commence on the last day of the Interest Period of the Advances to be continued; provided, however, that any Conversion of any Eurodollar Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances. Each such Notice of Conversion/Continuation shall, within the restrictions specified above, specify (i) the date of such continuation or Conversion, (ii) the Advances (or, subject to Section 2.3, any portion thereof) to be continued or Converted, (iii) if such continuation is of, or such Conversion is into, a Eurodollar Rate Advance and, the duration of the Interest Period of each such Advance, and (iv) in the case of a continuation of or a Conversion into a Eurodollar Rate Advance, that no Event of Default has occurred and is continuing.

(b) If upon the expiration of the then existing Interest Period applicable to any Advance which is a Eurodollar Rate Advance, the Borrower thereof shall not have delivered a Notice of Conversion/Continuation in accordance with this Section 2.5, then such Advance shall upon such expiration automatically be continued as a Eurodollar Rate Advance with an Interest Period of one month.

(c) After the occurrence of and during the continuation of an Event of Default, the Borrower may not elect to have an Advance be made or continued as, or converted into, a Eurodollar Rate Advance after the expiration of any Interest Period then in effect for that Advance.

2.6 Administrative Agent’s Right to Assume Funds Available for Advances. Unless the Administrative Agent shall have been notified by any Bank no later than the time of the funding by the Administrative Agent of any Loan that such Bank does not intend to make available to the Administrative Agent such Bank’s Pro Rata Share of the total amount of such Loan, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If the Administrative Agent has made funds available to the Borrower based on such assumptions and such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Bank, which demand shall be made in a reasonably prompt manner. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent promptly shall notify the Borrower and the Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Bank interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the average overnight federal funds rate. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Pro Rata Share of the

Commitment or to prejudice any rights that the Administrative Agent or the Borrower may have against any Bank as a result of any default by such Bank hereunder.

2.7 Defaulting Banks.

(a) If a Bank becomes, and during the period it remains, a Defaulting Bank, any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Bank under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Bank, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.7(c)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent under this Agreement, second to the payment of post-default interest and then current interest due and payable to the Banks hereunder other than Defaulting Banks, ratably among them in accordance with the amounts of such interest then due and payable to them, third to the payment of fees then due and payable to the Non-Defaulting Banks hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth to pay principal then due and payable to the Non-Defaulting Banks hereunder ratably in accordance with the amounts thereof then due and payable to them, fifth to the ratable payment of other amounts then due and payable to the Non-Defaulting Banks, and sixth after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Bank or as a court of competent jurisdiction may otherwise direct. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.

(b) No Commitment of any Bank shall be increased or, except as otherwise expressly provided in this Section 2.7, otherwise affected, and performance by the Borrower of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.7. The rights and remedies against a Defaulting Bank under this Section 2.7 are in addition to any other rights and remedies which the Borrower, the Administrative Agent or any Bank may have against such Defaulting Bank.

(c) If the Borrower and the Administrative Agent agree in writing in their reasonable determination that a Defaulting Bank or a Potential Defaulting Bank should no longer be deemed to be a Defaulting Bank or a Potential Defaulting Bank, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Bank will, to the extent applicable, purchase that portion of outstanding Advances of the other Banks or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be funded and held on a pro rata basis by the Banks in accordance with their Pro Rata Share, whereupon such Bank will cease to be a Defaulting Bank or Potential Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank or Potential Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from such Bank’s having been a Defaulting Bank or Potential Defaulting Bank.

ARTICLE 3

PAYMENTS AND FEES

3.1 Principal and Interest.

(a) Interest shall be payable on the outstanding daily unpaid principal amount of each Loan from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth herein before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest to bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(b) Interest accrued on each Base Rate Advance shall be payable quarterly in arrears on the last day of each March, June, September and December commencing on the first such date to occur after the Closing Date. Except as otherwise provided in Section 3.6, the unpaid principal amount of any Base Rate Advance shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the weighted average of the Daily Margin for each day during the applicable period. Each change in the interest rate hereunder shall take effect simultaneously with the corresponding change in the Base Rate. Each change in the Base Rate shall be effective as of 12:01 a.m., New York time, on the Business Day on which the change in the Base Rate is announced, unless otherwise specified in such announcement, in which case the change shall be effective as so specified.

(c) Interest accrued on each Eurodollar Rate Advance, the Interest Period for which is three months or less, shall be due and payable on the last day of the applicable Interest Period. Interest accrued on each other Eurodollar Rate Advance shall be due and payable on every three month anniversary of the date which is three months after the date such Eurodollar Rate Advance was made, converted or continued pursuant to Section 2.5 and on the last day of the Interest Period. Except as otherwise provided in Section 3.6, the unpaid principal amount of any Eurodollar Rate Advance shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Advance plus the weighted average of the Daily Margin for each day during the applicable period.

(d) The Borrower shall repay to the Administrative Agent for the ratable account of the Banks, (i) on the last day of each Fiscal Quarter occurring prior to the Maturity Date, beginning with Fiscal Quarter ending December 31, 2013, an amount equal to the Quarterly Amortization Payment (which amount shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 3.1(e)) and (ii) on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

(e) The Loans may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this Section 3.1(e), (i) any partial prepayment shall be in minimum amount of $2,000,000 and multiples of $1,000,000 in excess thereof, (ii) the Administrative Agent shall have received written notice of any prepayment (x) by 11:00 a.m. (New York time) on the date of prepayment (which shall be a Business Day), in the case of a Base Rate Advance, and (y) by 1:00 p.m. (New York time) three (3) Business Days before the date of prepayment, in the case of a Eurodollar Rate Advance, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) each prepayment of principal shall be accompanied by payment of interest accrued through the date of payment on the amount of principal paid and (iv) in any event, any payment or prepayment of all or any part of any Eurodollar Rate Advance on a day other than the last day of the applicable Interest Period shall be subject to Section 3.5(c). Any such notice of prepayment may be conditioned upon the successful closing of a new financing and the Administrative Agent will promptly notify each Bank thereof and of such Bank’s portion of the outstanding Loans being prepaid; provided that, to the extent such notice of prepayment is rescinded and/or the prepayment is not made, the Borrower shall pay any amounts required to be made under Section 3.5(c). Each such prepayment will be applied to the Loans of the Banks in accordance with their respective Pro Rata shares and to the installments thereof as directed by the Borrower, or, in the absence of such direction, in direct order of maturity.

3.2 Ticking Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Bank (other than a Defaulting Bank for such time as such Bank is a Defaulting Bank solely in respect of its unused Commitment) a ticking fee on the unused portion of such Bank’s Commitment (the “Ticking Fee”) equal to .10% per annum of the unused portion of such Bank’s Commitment, accruing from the Effective Date, in the case of each Bank that is a signatory hereto as of the Effective Date, and from the effective date specified in the Assignment Agreement pursuant to which it became a Bank, in the case of each other Bank, until the earlier of termination or expiration of the Commitments; provided, that so long as the Administrative Agent is holding Pre-Advanced Funds, and solely for purposes of calculating the Ticking Fee under this Section 3.2, the portion of such Pre-Advanced Funds held by the Administrative Agent and funded by each Bank shall constitute usage of such Bank’s Commitment. The Ticking Fee shall be earned and due and payable on the amount of and on the date of each funding under this Agreement occurring after the Effective Date, if any, or on such date of termination or expiration of the Commitments.

3.3 Arranger Fees and Agency Fees. On the Closing Date, the Borrower shall pay to the Arrangers fees in the amounts agreed upon by letter agreements dated August 24, 2013 among the Borrower and the Arrangers. Such fees are for the sole account of the Arrangers and are fully earned upon receipt and non-refundable. The Borrower shall pay to the Administrative Agent agency fees in the amounts agreed upon by letter agreement dated August 24, 2013 among the Borrower, MLPFS and Bank of America. Such agency fees shall be payable quarterly in advance as set forth in such letter agreements. The agency fees are for the sole account of the Administrative Agent and are fully earned upon receipt and non-refundable; provided, however that in the event the facilities hereunder are terminated, the agency fees deemed earned shall be pro rated over the number of days from the last quarterly date on which the agency fees were paid to the termination date of the facilities.

3.4 Capital Adequacy. If any Bank determines in good faith that compliance with any Law or regulation or with any guideline or request (excluding any published as of the date hereof or currently scheduled to take effect) from any central bank or other Governmental Agency (whether or not having the force of Law), in each case adopted or effective after the date hereof has or would have the effect of reducing the rate of return on the capital of such Bank or any corporation controlling such Bank as a consequence of, or with reference to, such Bank’s Pro Rata Share of any portion of the Commitment or its making or maintaining of Advances, below the rate which such Bank or such other corporation could have achieved but for such compliance (taking into account the policies of such Bank or corporation with regard to capital), then the Borrower shall from time to time, upon demand by such Bank (with a copy of such demand to the Administrative Agent), immediately pay to such Bank additional amounts sufficient to compensate such Bank or other corporation for such reduction. A certificate as to such amounts, setting forth in reasonable detail the basis for such calculations, submitted to the Borrower and the Administrative Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error. Each Bank agrees promptly to notify the Borrower and the Administrative Agent of any circumstances that would cause the Borrower to pay additional amounts pursuant to this Section 3.4.

3.5 Increased Costs.

(a) If, after the date hereof, by reason of (i) the adoption of any Law by any Governmental Agency, central branch or comparable authority with respect to activities in the Eurodollar Market, or (ii) any change in the interpretation or administration of any existing Law by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or (iii) compliance by any Bank or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority, or (iv) the existence or occurrence of circumstances affecting the Eurodollar Market generally that are beyond the reasonable control of the Banks:

(1)(A) any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), liquidity, special deposit, compulsory loan, insurance charge or similar requirements shall be imposed, modified or deemed applicable against assets of, deposits with or for the account of, or credit extended by, any Bank or its Eurodollar Lending Office; or

(B) any Bank or its Eurodollar Lending Office or the Eurodollar Market shall have imposed on it any other condition, cost or expense affecting any Advance, any of its Notes, its obligation to make Advances or this Agreement, or any of the same shall otherwise be adversely affected;

and the result of any of the foregoing, as determined by such Bank, increases the cost to such Bank or its Eurodollar Lending Office of making, converting to, continuing or maintaining any Advance or in respect of any Advance, any of its Notes or its obligation to make Advances or reduces the amount of any sum received or receivable by such Bank or its Eurodollar Lending Office with respect to any Advance, any of its Notes or its obligation to make Advances (assuming such Bank’s Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Eurodollar Market), then, upon demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank, such additional amount or amounts as will compensate such Bank, for such increased cost or reduction; provided, however, that this Section 3.5 shall not apply to Indemnified Taxes (and exclusions from Indemnified Taxes), which are covered by Section 3.9. A statement of any Bank claiming compensation under this Section 3.5(a)(1) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Each Bank agrees to endeavor promptly to notify the Borrower of any event of which it has actual knowledge (and, in any event, within 90 days from the date on which it obtained such knowledge), occurring after the Closing Date, which will entitle such Bank to compensation pursuant to this Section 3.5(a), and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the judgment of such Bank, otherwise be disadvantageous to such Bank. If any Bank claims compensation under this Section 3.5(a), the Borrower may at any time, upon at least four (4) Business Days’ prior notice to the Administrative Agent and Banks and upon payment in full of the amounts provided for in this Section 3.5(a) through the date of such payment plus any fee required by Section 3.5(c), pay in full all Advances or request that all Eurodollar Rate Advances be converted to Base Rate Advances or all Base Rate Advances be converted to Eurodollar Rate Advances.

(2) If any Bank shall have reasonably determined that it shall be unlawful for such Bank or its Eurodollar Lending Office to make, maintain or fund its portion of any Eurodollar Rate Advance, or the authority of such Bank to purchase or sell, or to take deposits of, Dollars in the Eurodollar Market, or to determine or charge interest rates based upon the Eurodollar Rate has become unlawful, then such Bank shall so notify the Administrative Agent and the other Banks, and such Bank’s obligation to make Eurodollar Rate Advances shall be suspended for the duration of such illegality and the Administrative Agent forthwith shall give notice thereof to the Borrower and such Bank shall make a Base Rate Advance as part of any successive Eurodollar Rate Advance. Upon receipt of such notice, the outstanding principal amount of all Eurodollar Rate Advances made by such Bank, together with accrued interest thereon, automatically shall be converted to Base Rate Advances with Interest Periods corresponding to the Eurodollar Rate Advances of which such Eurodollar Rate Advances were a part, provided that in such event the conversion shall not be subject to payment of a fee under Section 3.5(c).

(b) If, with respect to any proposed Eurodollar Rate Advance:

(i) the Majority Banks reasonably determine that, by reason of circumstances affecting the Eurodollar Market generally that are beyond the reasonable control of the Banks, deposits in Dollars (in the applicable amounts) are not being offered to each of the Banks in the Eurodollar Market for the applicable Interest Period; or

(ii) the Majority Banks advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent (1) does not represent the effective pricing to such Banks for deposits in Dollars in the Eurodollar Market in the relevant amount for the applicable Interest Period, or (2) will not adequately and fairly reflect the cost to such Banks of making the applicable Eurodollar Rate Advances;

then the Administrative Agent forthwith shall give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Banks to make any future Eurodollar Rate Advances shall be suspended. If at the time of such notice there is then pending a Request for Loan that specifies a Eurodollar Rate Advance, such Request for Loan shall be deemed to specify a Base Rate Advance.

(c) The Borrower shall compensate each Bank for any loss sustained by that Bank in connection with the liquidation or re-employment of funds, excluding any loss of margin, and, without duplication, all actual out-of-pocket expenses (excluding allocations of any expense internal to such Bank) reasonably attributable thereto that such Bank may sustain: (i) if for any reason (other than a default by that Bank) a borrowing of any Eurodollar Rate Advance does not occur on a date or in the amount specified therefor in a Request for Loan or a telephonic request for loan or a Conversion to or continuation of any Eurodollar Rate Advance does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephone request for Conversion or continuation; (ii) if any prepayment or other principal payment or any conversion (other than as a result of a conversion required under Section 3.5(a)(2)) or assignment in accordance with Section 3.16 of any of its Eurodollar Rate Advances occurs on a date prior to the last day of an Interest Period applicable to that Loan, or (iii) if any prepayment of any of its Eurodollar Rate Advances is not made on any date specified in a notice of prepayment given by the Borrower. Each Bank’s determination of any amount payable under this Section 3.5(c) shall be conclusive in the absence of manifest error. Each Bank shall submit an invoice to the Administrative Agent of the amount payable by the Borrower under this Section 3.5(c) setting forth in reasonable detail the basis for such amount and the Administrative Agent shall notify the Borrower of such amount. The Borrower shall pay such amount to the Administrative Agent for the account of the relevant Bank, and the Administrative Agent shall promptly pay each relevant Bank the portion of the amount owed to it.

(d) Anything in this Agreement to the contrary notwithstanding, to the extent any notice under Section 3.4, 3.5 or 3.9 is given by any Bank more than 180 days after such Bank has knowledge (or should have had knowledge) of the occurrence of the event (or, in the case of a claim under Section 3.9, of the amount of such claim) giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Section 3.4, 3.5 or 3.9, as the case may be, such Bank shall not be entitled to compensation under such Section for any such amounts incurred or accruing prior to the giving of such notice (except that, if such event giving rise to the cost, reduction in amounts, loss, tax or other amounts described in such Section 3.4, 3.5 or 3.9 is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effective thereof).

3.6 Default Rate. Upon the occurrence and during the continuation of any Event of Default under Section 9.1(a) or (b), the outstanding principal amount of all Advances and, to the extent permitted by applicable Law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to 2% in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Advances (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Advances), to the fullest extent permitted by applicable Laws; provided that, in the case of Eurodollar Rate Advances, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Advances shall thereupon become Base Rate Advances and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Advances. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded daily and shall be payable on demand, to the fullest extent permitted by applicable Laws.

3.7 Computation of Interest and Fees. Computation of interest on Base Rate Advances when the Base Rate is calculated by reference to Bank of America’s base commercial lending rate shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Computation of all fees and other interest (including in the case of interest on Base Rate Advances determined by reference to the Eurodollar Rate or the Federal Funds Effective Rate and Eurodollar Rate Advances) shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Any Advance that is repaid on the same day on which it is made shall bear interest for one day.

3.8 Non-Business Days. If any payment to be made by the Borrower or any other party under any Loan Document shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing the amount of such payment.

3.9 Manner and Treatment of Payments.

(a) Each payment hereunder or on the Notes or under any other Loan Document in Dollars shall be made to the Administrative Agent, at the Administrative Agent’s Office, for the account of each of the appropriate Banks, in immediately available funds, without any set-off or counterclaim, not later than 2:00 p.m., New York time, on the day of payment (which must be a Business Day). All payments received after 2:00 p.m., New York time, on any particular Business Day, shall be deemed received on the next succeeding Business Day. The amount of all payments received by the Administrative Agent for the account of each Bank shall be promptly paid by the Administrative Agent to the applicable Bank, in immediately available funds. All payments of principal and interest shall be made in Dollars.

(b) Prior to the occurrence of any Event of Default, each payment or prepayment received by the Administrative Agent on account of any Loan shall be applied to the Loans, pro rata in accordance with the aggregate principal amount thereof owed to each Bank.

(c) Each Bank shall use its best efforts to keep a record of Advances made by it and payments received by it with respect to its Loans and, subject to Section 11.9(g), such record shall be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, no Bank shall be liable to any party for any failure to keep such a record.

(d) (i) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Bank under this Agreement or any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto (collectively, “Taxes”), excluding, in the case of the Administrative Agent and each Bank, (A) any Taxes imposed on or measured by its overall net income, franchise taxes imposed on it (in lieu of net income Taxes) and branch profits taxes, in each case, (1) imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Bank, as the case may be, is organized or maintains a lending office or (2) that are Other Connection Taxes, (B) any Taxes attributable to the Administrative Agent’s or such Bank’s failure or inability to provide the forms set forth in Section 11.25(a), (b) or (c), as applicable, other than as a result of a change in applicable law after the date such Person became a party to this Agreement, (C) United States interest withholding Taxes imposed on amounts payable to or for the account of a Foreign Bank with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which such Foreign Bank becomes a party to this Agreement; provided, however, that, if at the date of the Assignment Agreement pursuant to which a Foreign Bank assignee becomes a party to this Agreement, the assignor (if it had been a Foreign Bank) was entitled to payments under this Section 3.9(d)(i) or (iii) in respect of United States interest withholding Tax paid at such date, then, to such extent, notwithstanding (B) and (C) above, the term Indemnified Taxes shall include (in addition to withholding Taxes that may be imposed in the future or other amounts otherwise includable in Indemnified Taxes) United States interest withholding Tax, if any, applicable with respect to the Foreign Bank assignee on such date and (D) United States federal withholding Taxes imposed under FATCA (all such non-excluded Taxes being hereinafter referred to as “Indemnified Taxes”). If the Borrower or the Administrative Agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Bank, as applicable, (i) if such Taxes are Indemnified Taxes, then the sum payable by the Borrower shall be increased as necessary so that after all such required deductions are made (including deductions applicable to additional sums payable under this Section 3.9(d)), each of the Administrative Agent and such Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the Administrative Agent, as applicable, shall make such deductions, (iii) the Borrower or the Administrative Agent, as applicable, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) if the Borrower pays such amount under clause (iii) of this Section 3.9(d)(i),within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Bank) the original or a certified copy of a receipt evidencing payment thereof (to the extent available).

(ii) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary Taxes and any other excise or property Taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such Taxes imposed as a result of a grant of a participation, designation of a new lending office, transfer or assignment (other than an assignment pursuant to a request by the Borrower under Section 3.16) (hereinafter referred to as “Other Taxes”).

(iii) The Borrower agrees to indemnify the Administrative Agent and each Bank for (A) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.9) paid by the Administrative Agent and such Bank and (B) any interest, penalties or additions to tax arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Agency. Payment under this Section 3.9(d)(iii) shall be made within 30 days after the date the Bank or the Administrative Agent makes a written demand therefor.

(iv) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 3.9, then such Bank will change the jurisdiction of its applicable lending office if, in the judgment of such Bank, such change (A) will eliminate or reduce any such additional payment that may thereafter accrue and (B) is not otherwise disadvantageous to such Bank.

(v) If the Administrative Agent or any Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified or reimbursed by the Borrower or, with respect to which the Borrower has paid an additional or indemnification amount hereunder, the Administrative Agent or such Bank shall pay to the Borrower (within thirty (30) days after such Person became aware it received such refund) an amount equal to such refund. In the event such indemnified party is required by the relevant Governmental Agency to repay any portion of such refund, then such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party such portion of any refund previously paid over to such indemnifying party (plus any penalties, interest or other charges imposed by such Governmental Agency with respect to such portion of such refund). Notwithstanding anything to the contrary in this Section 3.9(d)(v), in no event will the Administrative Agent or any Bank be required to pay any amount to the Borrower pursuant to this Section 3.9(d)(v) to the extent such payment would place the Administrative Agent or such Bank in a less favorable net after-Tax position than the Administrative Agent or such Bank would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

3.10 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Bank to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner. The Borrower agrees that, for the purposes of any determination to be made under Section 3.5, each Bank shall be deemed to have funded its Eurodollar Rate Advances with Dollar deposits in the London interbank market.

3.11 Failure to Charge Not Subsequent Waiver. Any decision by any Bank not to require payment of any interest (including interest arising under Section 3.6), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of such Bank’s right to require full payment of any interest (including interest arising under Section 3.6), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method, on any other or subsequent occasion.

3.12 Administrative Agent’s Right to Assume Payments Will be Made by Borrower. Unless the Administrative Agent shall have been notified by the Borrower prior to the date on which any payment to be made by the Borrower hereunder is due that the Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that the Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank’s share of such assumed payment. If the Borrower has not in fact remitted such payment to the Administrative Agent, each Bank shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Bank, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Bank to the date such amount is repaid to the Administrative Agent at a rate per annum equal to the average overnight federal funds rate.

3.13 Fee Determination Detail. The Administrative Agent and any Bank shall provide reasonable detail to the Borrower regarding the manner in which the amount of any payment to the Banks, or that Bank, under Article 3 has been determined.

3.14 Survivability. All of the Borrower’s obligations under Sections 3.4 and 3.5 shall survive for thirty (30) days following the termination of this Agreement; provided, however, that such obligations shall not, from and after the termination of this Agreement, be deemed Obligations for any purpose under the Loan Documents.

3.15 Dodd-Frank, Etc. For the avoidance of doubt and notwithstanding anything herein to the contrary, for the purposes of Sections 3.4 and 3.5, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (b) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority ) or the United States or foreign regulatory authorities (whether or not having the force of law), in case for this clause (b) pursuant to Basel III, shall in each case be deemed to be a change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

3.16 Replacement of Banks. If (a) any Bank requests compensation under Sections 3.4 or 3.5, (b) the Borrower is required to pay additional amounts to any Bank or any

Governmental Agency for the account of any Bank pursuant to Section 3.9, (c) any Bank is a Defaulting Bank or (d) any Bank fails to consent to a requested amendment, waiver or modification to any Loan Document in which the Majority Banks have already consented to such amendment, waiver or modification but the consent of each Bank (or each Bank directly affected thereby, as applicable) is required with respect thereto, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.9(b)), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Bank that is not a Defaulting Bank, if such Bank accepts such assignment); provided that:

(1) the Administrative Agent shall have received the assignment fee (if any) specified in Section 11.9(b);

(2) such Bank shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 3.5(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(3) in the case of any such assignment resulting from a claim for compensation under Section 3.5(c) or payments required to be made pursuant to Section 3.9, such assignment will result in a reduction in such compensation or payments thereafter;

(4) such assignment does not conflict with applicable law; and

(5) in the case of any assignment pursuant to clause (d) of this Section 3.16, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Banks on the Closing Date that:

4.1 Existence and Qualification; Power; Compliance With Laws. The Borrower is an organization duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. The Borrower is duly qualified to transact business, and is in good standing, in any jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. The Borrower has all requisite corporate power and authority to conduct its business and to own and lease its Properties. The Borrower has all requisite corporate power and authority to execute and deliver each Loan Document and to perform its Obligations. The Borrower has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance of the Loan Documents by the Borrower have been duly authorized by all necessary corporate action, and do not:

(a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of the Borrower;

(b) Result in or require the creation or imposition of any Lien upon or with respect to any Property now owned or leased or hereafter acquired by the Borrower;

(c) Violate, to the best knowledge of the Borrower, any Requirement of Law applicable to the Borrower;

(d) Result (or, with the giving of notice or passage of time or both, would result) in a breach of or default under, or cause or permit the acceleration of any obligation owed under any Contractual Obligation to which the Borrower is a party or by which the Borrower or any of its Property is bound or affected;

except where failure to receive such consent or approval or creation of such Lien or violation of, or default under, any such Requirement of Law or Contractual Obligation would not constitute a Material Adverse Effect.

4.3 No Governmental Approvals Required. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is required to authorize or permit under applicable Laws the execution, delivery and performance of the Loan Documents by the Borrower.

4.4 Subsidiaries. Schedule 4.4 hereto correctly sets forth as of the Closing Date the names of each Subsidiary of the Borrower that would constitute a Significant Subsidiary (“Significant Subsidiary”) under Rule 1-02(w) of Regulation S-X as adopted by the SEC under the provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934 as in force on the date of this Agreement.

4.5 Financial Statements. The Borrower has made available to the Banks the audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of December 31, 2012. Such financial statements (including the footnotes thereto) fairly present in all material respects the consolidated financial condition and the consolidated results of operations of the Borrower as of such date and for such period in accordance with Generally Accepted Accounting Principles. Also, the Borrower has made available the unaudited condensed consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of June 30, 2013 and for the six months then ended (the “interim financial statements”). The interim financial statements (including the footnotes thereto) were prepared in accordance with applicable Securities and Exchange Commission regulations and include all adjustments (consisting of normal recurring accruals, unless otherwise indicated) the Borrower considers necessary for the fair presentation, in all material respects, of the results of operations for those periods.

4.6 No Other Liabilities; No Material Adverse Effect. As of the Closing Date, the Borrower and its Consolidated Subsidiaries do not have any material liability or material contingent liability not reflected or disclosed in the consolidated balance sheet or notes thereto described in Section 4.5, other than liabilities and contingent liabilities: (i) arising in the ordinary course of business subsequent to December 31, 2012, (ii) described in materials filed with or furnished to the Securities and Exchange Commission and available to the public, or (iii) set forth on Schedule 4.8. Except for matters described in documents filed with or furnished to Governmental Agencies and available to the public or in materials delivered to the Banks prior to the Effective Date, there has been no event or circumstance that constitutes a Material Adverse Effect with respect to the Borrower and its Subsidiaries taken as a whole since December 31, 2012.

4.7 Governmental Regulation. The Borrower is not subject to regulation under the Investment Company Act of 1940.

4.8 Litigation. Except for (a) any matter fully covered (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has assumed full responsibility, (b) matters described in documents filed with or furnished to Governmental Agencies and available to the public or in materials delivered to the Banks prior to the Effective Date, and (c) matters disclosed on Schedule 4.8 hereto, there are no actions, suits, proceedings or investigations pending as to which the Borrower or any of its Subsidiaries have been served or have received written notice or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency which could reasonably be expected to constitute a Material Adverse Effect.

4.9 Binding Obligations. Each of the Loan Documents will, when executed and delivered by the Borrower, constitute the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

4.10 No Default. No event has occurred and is continuing that is a Default or Event of Default.

4.11 Employee Benefit Plans.

(a) The Borrower and, to the knowledge of the Borrower, each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit

Plan, and have performed all of their obligations under each Employee Benefit Plan, except where the failure to be in such compliance or to perform such obligation would not constitute a Material Adverse Effect.

(b) No ERISA Event that would constitute a Material Adverse Effect has occurred or is reasonably expected to occur.

(c) Except as set forth on Schedule 4.11(c) and to the extent required under Section 4980B of the Code, no Employee Benefit Plan maintained by the Borrower or any of its Current ERISA Affiliates provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of the Borrower or any of its Current ERISA Affiliates.

(d) As of the most recent valuation date for any Pension Plan with respect to which the Borrower or a Subsidiary has any financial liability (including potential joint and several liability) in the event any such Pension Plan were to terminate, the “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $60,000,000.

4.12 Regulation U. No part of the proceeds of any Advance hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any “margin stock” (as such term is defined in Regulation U) in violation of Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such “margin stock.”

4.13 Disclosure. All written information heretofore supplied by the Borrower to the Administrative Agent for the purposes of this Agreement (either directly or as documents filed with or furnished to Governmental Agencies and available to the public) is true and accurate in all material respects on the date as of which such information is stated. The Borrower has disclosed to the Administrative Agent (either directly or as documents filed with or furnished to Governmental Agencies and available to the public) all facts which could reasonably be expected to, in the good faith opinion of the Borrower, materially and adversely affect (to the extent the Borrower can reasonably foresee) the financial condition of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.

4.14 Tax Liability. Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns which are required to have been filed by it, and has paid or caused to be paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except (a) taxes for which the Borrower has been fully indemnified, (b) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained or (c) where the failure to so file or pay would not reasonably be expected to have a Material Adverse Effect.

4.15 Environmental Matters. As of the Closing Date, except as set forth in the Borrower’s annual report on Form 10-K for the year ended December 31, 2012 to the Securities and Exchange Commission, or as disclosed in Schedule 4.15 annexed hereto, (a) the Borrower and each Subsidiary have complied with all Environmental Laws, except to the extent that the failure to so comply would not be reasonably expected to result in a Material Adverse Effect, (b) the Borrower’s and its Subsidiaries’ facilities do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants in any manner that would result in a violation of any Environmental Law, except for violations that would not be reasonably expected to result in a Material Adverse Effect and (c) the Borrower is aware of no events, conditions or circumstances involving environmental pollution or contamination or public or employee health or safety, in each case applicable to it or its Subsidiaries, that has resulted or would be reasonably expected to result in a Material Adverse Effect.

4.16 OFAC.

(i) Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, employee or agent of the Borrower or any of its Subsidiaries is (A) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or a Person sanctioned by the United States of America pursuant to any of the regulations administered or enforced by OFAC; (B) a Person who is engaged in a transaction with any Person who is an OFAC Listed Person; or (C) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person, or (y) the government of a country the subject of comprehensive U.S. economic sanctions administered by OFAC and listed on the U.S. Department of Treasury website (collectively, “OFAC Countries”).

(ii) The Borrower shall not use the proceeds of any Advance for the purpose of funding any activity or business in any OFAC Countries or for the purpose of funding any prohibited activity or business of any Person located, organized or residing in any OFAC Country or who is an OFAC Listed Person or, to the Borrower’s knowledge, any person owned by or controlled by, or acting for or on behalf of an OFAC Listed Person, in any case, absent valid and effective licenses and permits issued by the government of the United States or otherwise in accordance with applicable laws, or in any other manner that will result in any violation by any Bank or the Agent of the sanctions administered or enforced by OFAC.

4.17 Solvency. As of the Closing Date, after giving effect to the Transaction, the Borrower and its Subsidiaries, determined on a consolidated basis, are Solvent.

ARTICLE 5

AFFIRMATIVE COVENANTS

(OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)

So long as any Advance remains unpaid, or any other Obligation (other than indemnity obligations for which no claim has been made) remains unpaid or unperformed, or any portion of the Commitments remains in force, the Borrower shall, and shall cause each of its

Subsidiaries to, unless the Administrative Agent (with the approval of the Majority Banks) otherwise consents in writing:

5.1 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof, or upon their respective income or profits or any part thereof, except that the Borrower and its Subsidiaries shall not be required to pay or cause to be paid any tax, assessment, charge or levy (a) that is not yet past due, or is being contested in good faith by appropriate proceedings, so long as the relevant entity has established and maintains adequate reserves for the payment of the same and by reason of such nonpayment and contest no material item or portion of Property of the Borrower and its Subsidiaries, taken as a whole, is in jeopardy of being seized, levied upon or forfeited or (b) the nonpayment of which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

5.2 Preservation of Existence. Preserve and maintain their respective existences in the jurisdiction of their formation and all authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to maintain such preservation or maintenance of existence, authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits or registration or to do so qualify would not constitute a Material Adverse Effect and; provided that a merger permitted under Section 6.2 shall not constitute a violation of this covenant. Nothing herein contained shall prevent the termination of the business or corporate existence of any Subsidiary that, in the judgment of the Borrower, is no longer necessary or desirable, as long as immediately after giving effect to any such transaction, no Default shall have occurred and be continuing.

5.3 Maintenance of Properties. Maintain, preserve and protect all of their respective depreciable Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that any failure to so maintain, preserve or protect such Properties that does not constitute a Material Adverse Effect shall not constitute a violation of this covenant.

5.4 Maintenance of Insurance. Maintain liability, casualty and other insurance (subject to customary deductibles and retentions), with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Borrower and its Subsidiaries operate; provided that, notwithstanding the foregoing, the Borrower may self-insure if reasonable and consistent with sound business practice.

5.5 Compliance With Laws. Comply with all Requirements of Law noncompliance with which constitutes a Material Adverse Effect, except that the Borrower and its Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

5.6 Visitation

. Upon reasonable notice permit the Administrative Agent or representatives of any Bank at the Administrative Agent’s or such Bank’s expense to visit any of its major properties, during normal business hours, to inspect and make abstracts from its financial and accounting records (other than materials protected by the attorney-client privilege and materials which are proprietary in nature or which may not be disclosed without violation of a binding confidentiality obligation), and to discuss its affairs and finances with its officers and independent public accountants, all at such reasonable times and as often as may reasonably be requested; provided that so long as no Default or Event of Default has occurred and is continuing, visitation by representatives of the Banks shall be limited to not more than one visit in any calendar year for each Bank.

5.7 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over the Borrower or any of its Subsidiaries.

5.8 Use of Proceeds. Use the proceeds of Advances, together with other funds available to the Borrower, (i) to finance in part the Transaction and (ii) to pay fees and expenses incurred in connection with the Transaction.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Advance remains unpaid, or any other Obligation (other than indemnity obligations for which no claim has been made) remains unpaid or unperformed, or any portion of the Commitments remains in force, the Borrower shall not, and shall not permit any of its Subsidiaries to, unless the Administrative Agent (with the approval of the Majority Banks) otherwise consents in writing:

6.1 Change in Nature of Business. Make any material change in the nature of the business of the Borrower and its Subsidiaries, taken as a whole, as at present conducted.

6.2 Mergers. Merge, consolidate or amalgamate with or into any Person, or convey substantially all of its Properties and assets to another Person, unless each of the following conditions are met:

(a) no Default or Event of Default exists or would exist immediately following the consummation of such merger, consolidation, amalgamation or conveyance;

(b) in a merger, consolidation or amalgamation of the Borrower with another Person or Persons, the Borrower is the surviving entity; and

(c) in the case of a conveyance of Properties and assets, the Properties and assets conveyed do not consist of substantially all of the Properties and assets of the Borrower and its Subsidiaries taken as a whole.

6.3 Liens; Sales and Leasebacks. Create, incur, assume or suffer to exist any Lien of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired, or engage in any sale and leaseback transaction with respect to its Property, except:

(a) Permitted Encumbrances;

(b) Liens in favor of the Administrative Agent or the Banks under the Loan Documents;

(c) Liens existing on the date hereof and listed on Schedule 6.3 and Liens on the same Property which secure Indebtedness or obligations which replaces or refinances the Indebtedness (or commitment) or obligations originally secured by those Liens; provided that the Indebtedness or obligations secured thereby are not increased;

(d) pre-existing Liens on assets acquired by the Borrower or any of its Subsidiaries after the Closing Date; and

(e) additional Liens securing Indebtedness or obligations (including sale and leaseback transactions to which the Borrower or any Subsidiary is a party as vendor and lessee), the outstanding amount of which Indebtedness or obligation together with Indebtedness of the Borrower’s Subsidiaries permitted under Section 6.5, does not in the aggregate exceed 35% of Consolidated Net Worth (measured as of the last day of the most recently ended Fiscal Quarter).

6.4 Transactions with Affiliates. Enter into any transaction of any kind which is material to the Borrower and its Subsidiaries taken as a whole with any Affiliate of the Borrower other than (a) transactions between or among the Borrower and its Subsidiaries or between or among its Subsidiaries; provided that, for the purposes of this Section 6.4, the term “Subsidiary” shall include any partnership and joint venture that is excluded from the definition of the term “Subsidiary” but as to which the Borrower or Subsidiary owns 50% or more of the ownership interests, (b) transactions on terms at least as favorable to the Borrower or its Subsidiaries as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, and (c) transactions approved by a majority of the disinterested members of the Board of Directors of Borrower or the applicable Subsidiary.

6.5 Subsidiary Indebtedness. Permit Indebtedness of the Borrower’s Subsidiaries (other than Indebtedness of the Borrower’s Subsidiaries under the Revolving Credit Facility Credit Agreement) at any time that, when aggregated (without duplication) with Indebtedness permitted to be secured by Liens in accordance with Section 6.3(e), exceeds 35% of Consolidated Net Worth (measured as of the last day of the most recently ended Fiscal Quarter).

6.6 Financial Covenant. Permit the Consolidated Total Debt to Capitalization Ratio as of the end of any Fiscal Quarter to be greater than 0.65 to 1.00 (excluding for purposes of calculation thereof, the Term Financing).

ARTICLE 7

INFORMATION AND REPORTING REQUIREMENTS

7.1 Financial and Business Information. So long as any Advance remains unpaid, or any other Obligation (other than indemnity obligations for which no claim has been made) remains unpaid or unperformed, or any portion of the Commitment remains in force, the Borrower shall, unless the Administrative Agent (with the approval of the Majority Banks) otherwise consents in writing, deliver to the Banks and the Administrative Agent, at the Borrower’s sole expense:

(a) As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, (ii) consolidated statements of income and (iii) consolidated statements of cash flow, in each case described in clauses (ii) and (iii) of this Section 7.1(a), of the Borrower and its Subsidiaries for such Fiscal Quarter and for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail. Such financial statements shall be certified by a Senior Officer of the Borrower as fairly presenting the financial condition, results of operations and changes in financial position of the Borrower and its Subsidiaries in accordance with Generally Accepted Accounting Principles (other than any requirement for footnote disclosures), as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

(b) As soon as practicable, and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year, (ii) consolidated statements of income of the Borrower and its Subsidiaries for such Fiscal Year and (iii) consolidated statements of cash flow of the Borrower and its Subsidiaries for such Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with Generally Accepted Accounting Principles, and such consolidated balance sheet and consolidated statements shall be accompanied by a report and opinion of Ernst & Young or other independent public accountants of recognized national standing selected by the Borrower, which report and opinion shall be prepared in accordance with generally accepted auditing standards as at such date;

(c) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of the Borrower generally, and copies of all annual, regular, periodic, current and special reports and registration statements which the Borrower or a Subsidiary of the Borrower may file or be required to file under Sections 13 or 15(d) of the Securities Exchange Act of 1934;

(d) Promptly, and in any event within five (5) Business Days after a Senior Officer of the Borrower obtains actual knowledge of the existence of any condition or event which constitutes a Default or Event of Default, written notice specifying the nature and period of existence thereof and specifying what action the Borrower or any of its Subsidiaries is taking or proposes to take with respect thereto;

(e) Promptly upon becoming aware of the occurrence of any ERISA Event defined in clauses (i) through (vii) or (xi) of the definition thereof involving Title IV of ERISA that could reasonably be expected to result in material liability to the Borrower or its Subsidiaries or any ERISA Event that could reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action the Borrower or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(f) With reasonable promptness, copies of (a) each Schedule SB (Actuarial Information) to the annual report, if any (Form 5500 Series), filed by the Borrower or any of its Current ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan following the Administrative Agent’s request; (b) all notices received by the Borrower or any of its Current ERISA Affiliates from the sponsor of a Multiemployer Plan to which a Current ERISA Affiliate contributes concerning an ERISA Event defined in clauses (i) through (vii) or (xi) of the definition thereof following the receipt thereof; and (c) such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request; and

(g) Such other material information related to the Borrower’s ability to meet its Obligations hereunder as from time to time may be reasonably requested by the Administrative Agent or the Majority Banks.

Documents required to be delivered pursuant to Section 7.1 (to the extent any such documents are included in materials otherwise filed with or furnished to the Securities and Exchange Commission and available to the public may be delivered electronically and if so delivered), shall be deemed to have been delivered for all purposes of this Agreement on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.7; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website (including, without limitation, the EDGAR System), if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.2 Compliance Certificates. So long as any Advance remains unpaid, or any other Obligation (other than indemnity obligations for which no claim has been made) remains unpaid or unperformed, or any portion of the Commitment remains outstanding, the Borrower shall, unless the Majority Banks otherwise consent, deliver to the Administrative Agent, at the Borrower’s sole expense, concurrently with the financial statements required pursuant to Sections 7.1(a) and 7.1(b), a Compliance Certificate signed by a Senior Officer of the Borrower, including calculations as set forth therein.

ARTICLE 8

CONDITIONS

8.1 Conditions to Effectiveness. The effectiveness of this Agreement and the Commitment of each Bank hereunder is subject solely to the Administrative Agent’s receipt of executed counterparts of this Agreement, each of which may be delivered by facsimile or other electronic transmission (including “pdf” and “tif”), duly executed by the Borrower and each Bank. The Administrative Agent shall promptly notify the Borrower and the Banks of the Effective Date in writing, and such notice shall be conclusive and binding.

8.2 Conditions Precedent to Closing Date. The obligation of the Banks to make Advances hereunder on the Closing Date is subject solely to satisfaction (or waiver) of the following conditions precedent, and upon satisfaction (or waiver) of such conditions each Bank shall make its Advance hereunder on the Closing Date:

(a) The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified:

(1) executed counterparts of this Agreement;

(2) the Notes, if requested, dated the Closing Date and executed by the Borrower in favor of each Bank, each in a principal amount equal to that Bank’s Pro Rata Share of the Commitment, in accordance with Section 2.1(g);

(3) a certified copy of the Certificate of Incorporation of the Borrower, together with a good standing certificate from the Secretary of State of the State of incorporation of the Borrower and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such state, each dated a recent date prior to the Closing Date;

(4) copies of the Borrower’s Bylaws, certified as of the Closing Date by the corporate secretary or an assistant secretary of the Borrower;

(5) resolutions of the Board of Directors of the Borrower approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is a party, certified as of the Closing Date by the corporate secretary or an assistant secretary of the Borrower as being in full force and effect without modification or amendment;

(6) signature and incumbency certificates of the officers of the Borrower executing this Agreement and the other Loan Documents;

(7) the favorable written opinion of Latham & Watkins LLP, counsel to the Borrower, dated as of the Closing Date;

(8) a certificate dated the Closing Date as to the financial condition and solvency of the Borrower in the form attached as Exhibit E hereto;

(9) (A) for each of the fiscal years 2010, 2011, and 2012, the audited consolidated balance sheet of each of the Borrower and the Acquired Business as of the end of such fiscal year and related audited consolidated statements of operations, cash flows and shareholders’ equity, (B) for each fiscal quarter of the 2013 fiscal year ended at least 45 days prior to the Closing Date, an unaudited balance sheet and related statements of operations and cash flows of each of the Borrower and the Acquired Business for such fiscal quarter and for the elapsed period of the 2013 fiscal year and for the comparable periods of the prior fiscal year; and (C) any additional audited and unaudited financial statements for all recent, probable or pending acquisitions by the Borrower or the Acquired Business that would be required to be filed in a Form 8-K if the Borrower or the Acquired Business were a reporting company under the Securities Exchange Act of 1934; provided that the information in this clause (C) shall only be required with respect to the Acquired Business to the extent such information would be necessary for inclusion in a registration statement under the Securities Act relating to the issuance of indebtedness in the public markets;

(10) a certificate of the chief financial officer of the Borrower to the effect that the ratio of (x) Consolidated Total Debt of the Borrower and its subsidiaries at the Closing Date after giving effect (excluding for clarity the Term Financing) to the Transaction to (y) Consolidated Capitalization as set forth in the pro forma financial statements giving effect (excluding for clarity the Term Financing) to the Transaction is not greater than 0.65 :1.0; and

(11) a Certificate of a Senior Officer of the Borrower certifying that the conditions specified in Sections 8.2(b), 8.2(c) and 8.2(f) have been satisfied as of the Closing Date.

(b) The purchase by a Subsidiary of the Borrower of the outstanding shares of Company Common Stock (as defined in the Acquisition Agreement) shall have been or shall be, substantially simultaneously with the Advances made on the Closing Date, consummated in accordance with the terms of that certain Agreement and Plan of Merger dated as of August 24, 2013 among the Borrower, Arena Acquisition Company and the Acquired Business without giving effect to any amendments, modifications, supplements, waivers or consents by the Borrower or any of its Affiliates thereto that are materially adverse to the interests of the Banks and not approved by the Arrangers (which approval shall not be unreasonably withheld, conditioned or delayed) (as so amended, modified, supplemented or waived, and including all exhibits, schedules and annexes thereto, the “Acquisition Agreement”). It is understood and agreed that (A) any change to the definition of “Material Adverse Effect” in the Acquisition Agreement and (B) any reduction in price shall, in each case, be deemed to be materially adverse to the interest of the Banks; provided that a reduction in the purchase price of ten percent (10%) or less, shall not in and of itself be deemed material as long as the amount of the reduction is applied to reduce the indebtedness incurred to finance the Acquisition (excluding for clarity the Term Financing).

(c) Since August 24, 2013 there shall not have occurred a “Material Adverse Effect” (as defined in the Acquisition Agreement) or any change, event, circumstance or development that is, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect (as defined in the Acquisition Agreement).

(d) All fees due to the Administrative Agent, the Arrangers and the Banks required to be paid on the Closing Date and, to the extent invoiced at least two business days prior to the Closing Date, and the fees, costs and expenses referred to in Section 11.3(a) shall have been paid, in each case, from the proceeds of the initial Advance.

(e) To the extent requested at least ten days prior to the Closing Date, the Borrower shall have provided the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act.

(f) The Acquisition Agreement Representations and the Specified Representations shall be true and correct.

If the Closing Date has not occurred on or before February 24, 2014, no Bank shall have any obligation to make any Advances under this Agreement and the Commitment of each Bank shall be automatically terminated in full on such day.

For the avoidance of doubt, the conditions in this Section 8.2 shall not be conditions to the funding of each Bank’s Pro Rata Share of the Commitments on the Pre-Funding Date.

8.3 Condition Precedent to Secondary Borrowing. The obligation of each Bank to make any Advance after the Closing Date is subject solely to the condition precedent that no Event of Default under Sections 9.1(a), (b) or (i) shall have occurred and be continuing and, so long as such condition precedent has been satisfied, each Bank shall make its Advance hereunder on such date.

ARTICLE 9

EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

9.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an “Event of Default”:

(a) The Borrower fails to pay any principal of any of the Loans, or any portion thereof, on the date when due; or

(b) The Borrower (i) fails to pay any interest on any of the Loans, or any portion thereof, or (ii) fails to pay any other fee or amount payable to the Administrative Agent, the Banks under any Loan Document, or any portion thereof, in each case within five (5) Business Days after demand therefor; or

(c) Any failure to comply with Section 7.1(d); or

(d) The Borrower fails to perform or observe any other covenant or agreement contained in any Loan Document on its part to be performed or observed within thirty (30) days after the giving of notice by the Administrative Agent or the Majority Banks of such Default; provided, however, that any failure to observe any of the covenants contained in Sections 5.2 (as it relates to the Borrower’s existence), 6.2 and 6.6 shall constitute an immediate Event of Default hereunder; provided, further, that any failure to observe any of the covenants contained in Section 6.3 shall constitute an Event of Default upon notice from the Administrative Agent (acting at the direction of the Majority Banks) to the Borrower; and provided further that any failure to observe any of the covenants contained in Section 6.5 shall constitute an Event of Default five (5) Business Days after knowledge by the Borrower of such Default (other than as a result of the giving of notice by the Administrative Agent or the Majority Banks as hereinafter provided) or, if earlier, the giving of notice by the Administrative Agent or the Majority Banks of such Default; or

(e) Any representation or warranty made in this Agreement, any Notes or any Request for Loan was incorrect in any material respect when made or reaffirmed; or

(f) The Borrower or any of its Subsidiaries (i) fails to pay the principal, or any principal installment, or any interest or fees or any other amount of any present or future Indebtedness (other than under the Loan Documents) in an amount in excess of $200,000,000, or any guaranty of present or future Indebtedness in an aggregate amount in excess of $200,000,000, on its part to be paid, when due (and after expiration of any stated grace or notice period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other material term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, and such failure or event continues after the applicable grace period, if any, and is not waived, in connection with any present or future Indebtedness in an amount in excess of $200,000,000, or of any guaranty of present or future Indebtedness in excess of $200,000,000, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness or guaranty due before the date on which it otherwise would become due; or

(g) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Banks or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Majority Banks, is materially adverse to the interests of the Banks; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

(h) A judgment against the Borrower or any of its Subsidiaries is entered for the payment of money in excess of $200,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) and, absent procurement of a stay of execution, such judgment remains unstayed, unbonded or unsatisfied for sixty (60) calendar days after the date of entry of judgment; or

(i) The Borrower or any Subsidiary of the Borrower the Shareholders’ Equity of which, as shown on the most recent consolidated balance sheet, equals or exceeds 10% of the Shareholders’ Equity of the Borrower and its Consolidated Subsidiaries as shown on such consolidated balance sheet, institutes or consents to any proceeding under a Debtor Relief Law relating to it or to all or any substantial part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any substantial part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) calendar days; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or any order for relief shall be entered in respect of the Borrower or any such Subsidiary; or

(j) (i) Any Person or two or more Persons acting in concert shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; or (ii) during any period of up to 12 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Borrower, or whose nomination for election to the Board of Directors of the Borrower was recommended or approved by a vote of at least a majority of the directors then still in office who were directors of the Borrower on the first day of such period, shall cease for any reason to constitute a majority of the Board of Directors of the Borrower; or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement which upon consummation will result in its or their acquisition of, control over securities of the Borrower (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; provided, however, that there shall not be an Event of Default pursuant to subsections (i) or (iii) of this Section 9.1(j) with respect to any Persons who on the date hereof meet the requirements set forth in said subsections (i) or (iii) of this Section 9.1(j); or

(k) there shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of the Borrower, a Subsidiary or any of their ERISA Affiliates in excess of $200,000,000 during the term of this Agreement; or there shall exist an “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans with respect to which the Borrower or a Subsidiary has any financial liability, including potential joint and several liability in the event any such Pension Plan were to terminate (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $200,000,000 and Majority Banks determine that such event could reasonably be expected to have a Material Adverse Effect.

9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent or the Banks provided for elsewhere in this Agreement, or the Loan Documents, or by applicable Law, or in equity, or otherwise:

(a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(i) with respect to the Borrower:

(1) the commitment to make Advances and all other obligations of the Administrative Agent or the Banks and all rights of the Borrower and any other parties under the Loan Documents shall be suspended without notice to or demand upon the Borrower, which are expressly waived by the Borrower, except, subject to Section 9.2(a)(2), that the Majority Banks (or all of the Banks to the extent required by Section 11.2) may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Majority Banks (or all of the Banks, as the case may be), to reinstate the Commitment and make further Advances, which waiver or determination shall apply equally to, and shall be binding upon all the Banks; and

(2) the Majority Banks may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitment and/or declare, by notice to the Borrower, all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by the Borrower;

provided that, notwithstanding the foregoing, nothing in this Section 9.2(a) shall allow for, or otherwise permit, the termination or suspension of Commitments prior to the end of the Availability Period, nor shall anything in this Section 9.2(a) excuse any Bank from making any Advance after the Closing Date if the condition set forth in Section 8.3 has been satisfied.

(b) Upon the occurrence of any Event of Default described in Section 9.1(i) with respect to the Borrower:

(1) the commitment to make Advances and all other obligations of the Administrative Agent or the Banks and all rights of the Borrower and any other parties under the Loan Documents shall terminate without notice to or demand upon the Borrower, which are expressly waived by the Borrower; and

(2) the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by the Borrower.

(c) Upon the occurrence of any Event of Default, subject to clause (d) of this Section 9.2, the Banks and the Administrative Agent, or any of them, without notice to or demand upon the Borrower, which are expressly waived by the Borrower, may proceed to protect, exercise and enforce their rights and remedies under the Loan Documents against the Borrower and any other party and such other rights and remedies as are provided by Law or equity.

(d) The order and manner in which the Banks’ rights and remedies are to be exercised shall be determined by the Majority Banks in their sole discretion, and all payments received by the Administrative Agent and the Banks, or any of them, shall be applied first to the costs and expenses (including attorneys’ fees and disbursements covered by Section 11.3) of the Administrative Agent, acting as Administrative Agent, and of the Banks (to the extent covered by Section 11.3), and thereafter paid pro rata to the Banks in the same proportions that the aggregate Obligations owed to each Bank under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Banks, without priority or preference among the Banks. Regardless of how each Bank may treat payments for the purpose of its own accounting, for the purpose of computing the Borrower’s Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of the Administrative Agent, acting as Administrative Agent, and the Banks, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Banks under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Banks hereunder or thereunder or at law or in equity.

(e) Upon the occurrence of an Event of Default resulting from or resulting in the default by the Borrower in the repayment of its Eurodollar Rate Advances when required by the terms of this Agreement, the Borrower shall compensate each Bank in accordance with Section 3.5(c).

ARTICLE 10

THE ADMINISTRATIVE AGENT

10.1 Appointment and Authority. Each of the Banks hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 10 are solely for the benefit of the Administrative Agent and the Banks, and the Borrower shall have no rights as a third party beneficiary of any of such provisions (except for the consents specifically required in Section 10.6). It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2 Rights as a Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

10.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2 and Article 9), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Bank.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 8 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank unless the Administrative Agent shall have received notice to the contrary from such Bank prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and each such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.6 Resignation of the Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Banks and the Borrower (provided that such notice given while the Administrative Agent is holding Pre-Advanced Funds shall become effective immediately after distribution of such funds to the Banks or the Borrower pursuant to Section 2.1). Upon receipt of any such notice of resignation, the Majority Banks shall have the right, with the written consent of the Borrower (such consent not to be unreasonably withheld and not to be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Banks) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Bank pursuant to clause (v) of the definition thereof, the Majority Banks may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the written consent of the Borrower (such consent not to be unreasonably withheld and not to be required if an Event of Default has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Banks ) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly, until such time, if any, as the Majority Banks appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.6). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 10 and Sections 11.3 and 11.12 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

10.7 Non-Reliance on Administrative Agent and Other Banks.

Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Banks or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8 Right to Indemnity. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.12 to be paid by it to the Administrative Agent, its directors, officers, agents, employees, attorneys and Affiliates, each Bank shall, ratably in accordance with its Pro Rata Share, indemnify and hold the Administrative Agent, its directors, officers, agents, employees, attorneys and Affiliates harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees and disbursements) that may be imposed on, incurred by or asserted against them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of the Borrower to pay the Obligations represented by the Loan Documents) or any action taken or not taken by it as Administrative Agent thereunder, except such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Bank shall reimburse the Administrative Agent upon demand for that Bank’s ratable share of any cost or expense incurred by the Administrative Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that the Borrower or any other party is required by Section 11.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 10.8 shall entitle the Administrative Agent to recover any amount from the Banks if and to the extent that such amount has theretofore been recovered from the Borrower or any of its Subsidiaries. The undertaking in this Section 10.8 shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

10.9 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Arrangers, Bookrunning Managers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Bank hereunder.

ARTICLE 11

MISCELLANEOUS

11.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Administrative Agent and the Banks provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Administrative Agent and the Banks; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Administrative Agent’s or the Banks’ rights to assert them in whole or in part in respect of any other Loan.

11.2 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by the Borrower or any other party therefrom, may in any event be effective unless the same shall be in writing and signed by the Majority Banks (or signed by the Administrative Agent at the direction of the Majority Banks) and the Borrower, and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Banks directly and adversely affected by such amendment, modification, supplement, termination, waiver or consent, no amendment, modification, supplement, termination, waiver or consent may be effective:

(a) To increase any Bank’s Commitment, extend scheduled payment dates of any Loan or Note beyond the Maturity Date, reduce the rate of interest (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 3.6) or fees or other amounts owing to the Bank, reduce or forgive the principal amount of the Loans, or extend any scheduled payment dates of principal, interest or fees, or otherwise reduce the principal amount of the Obligations;

(b) To amend or modify the provisions of the definitions of “Maturity Date”, or “Majority Banks” or of this Section 11.2;

(c) To amend or modify any provision of this Agreement that expressly requires the consent or approval of all the Banks; or

(d) To extend the Availability Period.

In addition, no amendment, modification, supplement, termination, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent acting in such capacity under this Agreement or any Note. Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Banks, the Administrative Agent and the Borrower. Copies of all amendments, modifications, supplements, terminations, waivers and consents shall be distributed to the Administrative Agent, each Bank and the Borrower.

11.3 Costs, Expenses and Taxes. The Borrower shall pay on demand the reasonable costs and expenses (a) of each Arranger, the Administrative Agent and the Syndication Agents in connection with the negotiation, preparation, execution and delivery of the Loan Documents (including, without limitation, the reasonable legal fees and out-of-pocket expenses of Shearman & Sterling LLP), and, (b) if the Borrower requests the amendment, waiver, supplement or modification the Loan Documents, of the Administrative Agent in

connection with any such amendment, waiver, supplement or modification (including, without limitation, the reasonable legal fees and out-of-pocket expenses of counsel to the Administrative Agent), and (c) if any Event of Default has occurred and is continuing, of the Administrative Agent and the Banks in connection with any workout, restructuring, reorganization (including a bankruptcy reorganization) and in any event enforcement or attempted enforcement of the Loan Documents, and any matter related thereto, including, without limitation, out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel, independent public accountants and other outside experts retained by the Administrative Agent or any Bank, and including, without limitation, any costs, expenses or fees incurred or suffered by the Administrative Agent or any Bank in connection with or during the course of any bankruptcy or insolvency proceedings of the Borrower or any Subsidiary thereof. The Borrower shall pay any and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify the Arrangers, the Administrative Agent, the Syndication Agents and the Banks from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any party (other than any Arranger, the Administrative Agent, the Syndication Agents or any Bank) to perform any of its Obligations. This Section 11.3 shall not apply to the extent that any loss, liability or expense relates to any Taxes (including withholding Taxes and Other Taxes) for which there may be an indemnification, reimbursement or other payment obligation imposed on the Borrower pursuant to any other provision of this Agreement (including, without limitation, Section 3.9).

11.4 Obligation to Make Payments in Dollars. The obligation of the Borrower to make payments in Dollars of the principal and interest becoming due and payable on each Loan, and to pay all other Obligations hereunder in Dollars, (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than Dollars except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent and the Banks of the full amount of Dollars expressed to be payable in respect of the principal and interest of each Loan and in respect of each other Obligation, (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in Dollars the amount, if any, by which such actual receipt shall fall short of the full amount of Dollars so expressed to be payable and (c) shall not be affected by judgment being obtained for any other sum due under this Agreement.

11.5 Nature of Banks’ Obligations. The obligations of the Banks hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Banks or any of them pursuant hereto or thereto may, or may be deemed to, make the Banks a partnership, an association, a joint venture or other entity, either among themselves or with the Borrower or any Affiliate of the Borrower. Each Bank’s obligation to make any Advance pursuant hereto is several and not joint or joint and several, and is not conditioned upon the performance by all other Banks of their obligations to make Advances.

11.6 Survival. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the parties to any Loan Document, will survive the making of the Advances hereunder and the execution and delivery of the Notes, and have been or will be relied upon by the Administrative Agent and each Bank, notwithstanding any investigation made by the Administrative Agent or any Bank or on their behalf. The obligations of the Borrower under Sections 3.4 and 3.5 shall survive for thirty (30) days following the termination of this Agreement and the repayment of the Notes. The obligations of the Borrower under Sections 11.3 and 11.12 shall survive the termination of this Agreement and the repayment of the Notes, provided, however, that such obligations shall not, from and after the termination of this Agreement, be deemed to be Obligations for any purpose under the Loan Documents.

11.7 Notices and Other Communications; Facsimile Copies.

(a) Notices General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.7(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or other electronic communication as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.7 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Bank, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 11.7(b) below, shall be effective as provided in Section 11.7(b).

(b) Electronic Communications. Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Article 2 if such Bank has notified the Administrative Agent that it is incapable of receiving notices under such Article 2 by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i) of this Section 11.7(b), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) of this Section 11.7(b), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the Banks by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission systems (the “Platform”).

(ii) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Bank by means of electronic communications pursuant to this Section 11.7, including through the Platform.

11.8 Execution of Loan Documents. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, this Agreement and any other Loan

Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

11.9 Binding Effect; Assignment; Entire Agreement.

(a) This Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto and thereto and their respective successors and assigns, except that the Borrower and/or its Affiliates may not assign their rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Banks.

(b) Assignments by Banks. Any Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 11.9(b)(i)(B) in the aggregate or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 11.9(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $5,000,000 and assigned amounts must be in increments of $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents in writing (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.9(b)(i)(B) and, in addition:

(A) the written consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Bank, an Affiliate of a Bank or an Approved Fund; and

(B) the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Bank, an Affiliate of such Bank or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Bank or Potential Defaulting Bank or any of their respective Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B). No such assignment of Commitments shall be made at any time prior to the end of the Availability Period to any Person that is not an Eligible Pre-Closing Bank.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Provision of Tax Forms. The documentation required by Section 11.25 with respect to such assignee shall have been provided to the Borrower and the Administrative Agent.

(viii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent and each other Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable Law without compliance with the provisions of this Section 11.9(b)(viii), then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.9(g), from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Bank’s rights and obligations under this

Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.4, 3.5, 3.9(d), 11.3, and 11.12 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 11.9(b) shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 11.9(c).

(c) Participations. Any Bank may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Banks shall continue to deal solely and directly with such Bank in connection with such Bank ’s rights and obligations under this Agreement. For the avoidance of doubt, each Bank shall be responsible for the indemnity under Section 10.7 with respect to any payments made by such Bank to its Participant(s).

Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a) and (b) (in the case of such clause (b), solely with respect to amendments or modifications of the provisions of the definition of “Maturity Date”) of Section 11.2 that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.4, 3.5 and 3.9(d) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 11.9(b); provided that such Participant agrees to be subject to the provisions of Section 3.9 and Section 11.25 as if it were an assignee under Section 11.9(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.10 as though it were a Bank; provided that such Participant agrees to be subject to Section 11.11 as though it were a Bank.

(d) Limitations upon Participant Rights. Unless the Borrower otherwise agrees in writing, a Participant shall not be entitled to receive any greater payment under Sections 3.4, 3.5 and 3.9(d) than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to the benefits of Section 3.9(d) with respect to United States withholding tax unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.25 as though it were a Bank.

(e) Participant Register. Each Bank that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain a register for the recordation of the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in its rights and other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participation Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(g) The Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the address referred to in Section 11.7 a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

11.10 Setoff Rights. If an Event of Default has occurred and is continuing, the Administrative Agent and each Bank and each of its Affiliates (but only with the consent of the Majority Banks) is hereby authorized to the fullest extent permitted by law to setoff and apply any funds in any deposit account maintained with it by the Borrower and/or any Property of the Borrower in its possession against the Obligations; provided, that in the event that any Defaulting Bank shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.7 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Banks, and (b) the Defaulting Bank shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Bank as to which it exercised such right of setoff.

11.11 Sharing of Setoffs. Each Bank severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against the Borrower, or otherwise, receives payment, through any means, of the Obligations held by it that is in excess of that

Bank’s proportionate share of the Total Outstandings as applied to such payment, then: (a) the Bank exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Bank a participation in the Obligations held by the other Bank and shall pay to the other Bank a purchase price in an amount so that the share of the Obligations held by each Bank after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Banks share any payment obtained in respect of the Obligations ratably in accordance with each Bank’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Bank by the Borrower or any Person claiming through or succeeding to the rights of the Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Bank that purchases a participation in the Obligations pursuant to this Section 11.11 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the Obligations purchased. The Borrower expressly consents to the foregoing arrangements and agrees that any Bank holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Bank were the original owner of the Obligation purchased; provided, however, that each Bank agrees that it shall not exercise any right of setoff, banker’s lien or counterclaim without first obtaining the consent of the Majority Banks.

11.12 Indemnity by the Borrower. The Borrower agrees to indemnify, save and hold harmless each Arranger, the Administrative Agent, the Syndication Agents, the Documentation Agents and each Bank and their respective Related Parties (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action asserted by any third party or by the Borrower if the claim, demand, action or cause of action arises out of or relates to the Commitment, the use or contemplated use of proceeds of any Advance, any transaction contemplated by this Agreement, or any relationship or relationship alleged to exist by the Borrower, its Affiliates or any other third party of any Indemnitee to the Borrower related to this Agreement; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) of this Section 11.12; and (c) any and all liabilities, losses, costs or expenses (including reasonable attorneys’ fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct as determined by final, nonappealable judgment of a court of competent jurisdiction. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify the Borrower, but the failure to so promptly notify the Borrower shall not affect the Borrower’s obligations under this Section 11.12 unless such failure materially prejudices the Borrower’s right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. If requested by the Borrower in writing, such Indemnitee shall in good faith contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit the Borrower to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which the Borrower may be liable for payment of indemnity hereunder shall give the Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrower’s prior written consent. In connection with any claim, demand, action or cause of action covered by this Section 11.12 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel selected by the Indemnitees and reasonably acceptable to the Borrower; provided that, if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee and reasonably acceptable to the Borrower, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; provided further that the amount of the legal fees to be reimbursed by the Borrower shall be limited to an amount reasonably determined following consultation among the Borrower, the Administrative Agent, the Banks and their respective legal counsel, to be equal to the amount that would have been expended if the Indemnitees have been represented by one counsel. Any obligation or liability of the Borrower to any Indemnitee under this Section 11.12 shall survive the expiration or termination of this Agreement and the repayment of all Advances and the payment and performance of all other Obligations owed to the Banks. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.12 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. This Section 11.12 shall not apply to the extent that the losses, claims, demands, actions, causes of action, damages, liabilities or expenses relate to any Taxes (including withholding Taxes and Other Taxes) for which there may be an indemnification, reimbursement or other payment obligation imposed on the Borrower pursuant to any other provision of this Agreement (including, without limitation, Section 3.9). No party hereto or any Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.13 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Borrower, the Administrative Agent and the Banks in connection with the Loans and Advances, and is made for the sole benefit of the Borrower, the Administrative Agent and the Banks, and the Administrative Agent’s and the Banks’ successors and assigns. Except as provided in Sections 11.9, 11.11 and 11.12, no other Person shall have any rights of any nature hereunder or by reason hereof.

11.14 Confidentiality. Each of the Administrative Agent and each Bank agrees to hold any confidential information that it may receive from the Borrower pursuant to this Agreement in confidence: except for disclosure: (a) to other Banks; (b) to legal counsel, accountants and other professional advisors to the Borrower or the Administrative Agent or any Bank or agents involved in administration of this Agreement; (c) to regulatory officials having jurisdiction over the Administrative Agent or a Bank or its Affiliates; (d) as required by Law or legal process or in connection with any legal proceeding to which the Administrative Agent or a Bank and that Borrower are adverse parties; (e) to Affiliates of the Administrative Agent by the Administrative Agent, (f) to Affiliates of a Bank or to another financial institution, in each case, in connection with a disposition or proposed disposition to that financial institution of all or part of that Bank’s interests hereunder or a participation interest in its Loans; (g)(i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement or (iii) or to any credit insurance provider relating to the Borrower and its Obligations, provided that such disclosure in Section 11.14(g) is made subject to an appropriate confidentiality agreement on terms substantially similar to this Section 11.14; (h) in connection with the exercise of any remedies hereunder or any other Loan Document or the enforcement of rights hereunder or thereunder; or (i) with the consent of the Borrower. For purposes of the foregoing, “confidential information” shall mean any information respecting the Borrower or its Subsidiaries reasonably considered by the Borrower to be confidential, other than (i) information previously filed with or furnished to any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Bank, and (iii) information previously disclosed by the Borrower to any Person not associated with that Borrower without a written confidentiality agreement substantially similar to this Section 11.14. Nothing in this Section 11.14 shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Banks to the Borrower.

11.15 Further Assurances. The Borrower and its Subsidiaries shall, at their expense and without expense to the Banks or the Administrative Agent, do, execute and deliver such further acts and documents as any Bank or the Administrative Agent from time to time reasonably requires for the assuring and confirming unto the Banks or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

11.16 No Fiduciary Duties. The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, the Banks and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Banks or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

11.17 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Banks in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.18 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

11.19 Independent Covenants. Each covenant in Articles 5, 6 and 7 is independent of the other covenants in those Articles; the breach of any such covenant shall not be excused by the fact that the circumstances underlying such breach would be permitted by another such covenant.

11.20 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

11.21 Time of the Essence. Time is of the essence of the Loan Documents.

11.22 Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

11.23 Consent to Jurisdiction and Service of Process. Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Borrower, the Administrative Agent, any Bank or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State or, to the fullest extent permitted by applicable Law, in such federal court. Notwithstanding the foregoing sentence, each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) By executing and delivering this Agreement, each party hereto, for itself and in connection with its properties, irrevocably:

(i) accepts generally and unconditionally the exclusive jurisdiction and venue of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof;

(ii) waives any defense of forum non conveniens;

(iii) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at its address as provided in accordance with Section 11.7 (provided that, with respect to the Borrower, service of process may be made to the Borrower at its address provided in accordance with Section 11.7) or on the signature pages hereto;

(iv) agrees that service as provided in clause (iii) of this Section 11.23(b) is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect;

(v) agrees that each party hereto retains the right to serve process in any other manner permitted by law; and

(vi) agrees that the provisions of this Section 11.23 relating to jurisdiction and venue shall be binding and enforceable to the fullest extent permissible under New York General Obligations Law section 5-1402 or otherwise.

11.24 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.24 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

11.25 Tax Forms.

(a) (i) Each Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Bank”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Bank and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Bank by the Borrower or the Administrative Agent, as applicable, pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Bank by the Borrower or the Administrative Agent, as applicable, pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Bank is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Bank shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Bank by the Borrower or the Administrative Agent, as applicable, pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable Laws that the Borrower or the Administrative Agent, as applicable, make any deduction or withholding for taxes from amounts payable to such Foreign Bank.

(ii) Each Foreign Bank, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Bank under any of the Loan Documents (for example, in the case of a typical participation by such Bank), shall deliver to the Administrative Agent on the date when such Foreign Bank ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Bank as set forth above, to establish the portion of any such sums paid or payable with respect to which such Bank acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Bank chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Bank is not acting for its own account with respect to a portion of any such sums payable to such Bank.

(iii) Upon the request of the Borrower, the Administrative Agent shall provide the Borrower copies of the tax forms provided by each Foreign Bank pursuant to this Section 11.25(a).

(b) Upon the request of the Administrative Agent or the Borrower, each Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Bank fails to deliver such forms, then the Administrative Agent or the Borrower, as applicable, may withhold from any interest payment to such Bank an amount equivalent to the applicable back-up withholding tax imposed by the Code. Upon the request of the Borrower, the Administrative Agent shall provide the Borrower copies of the tax forms provided by each such Bank pursuant to this Section 11.25(b).

(c) If a payment made to a Bank under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Administrative Agent for transmission to the Borrower, at the time or times prescribed by Law and at such time or times reasonably requested in writing by the Administrative Agent or the Borrower, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested in writing by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent or the Borrower, as applicable, to comply with its obligations under FATCA, to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this clause (c), FATCA shall include amendments made to FATCA after the date of this Agreement.

(d) Each Bank agrees that if any form or certification it previously delivered becomes inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. In addition, each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete, upon written request by the Borrower or the Administrative Agent, the Bank shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

11.26 Waiver of Damages. To the extent permitted by applicable law, no party to this Agreement shall assert, and each party to this Agreement hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or any Loan or the use of the proceeds thereof.

11.27 Patriot Act Notice. Each Bank and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide such information and take such actions as are reasonably requested by the Administrative Agent or any Banks in order to assist the Administrative Agent and the Banks in maintaining compliance with the Patriot Act.

11.28 Agreement by Commitment Parties. By signing this Agreement, MLPFS, JPMorgan, Bank of America, JPMCB and Barclays (each, a “Commitment Party” and collectively, the “Commitment Parties”) each, severally and not jointly, confirms its agreement with the Borrower that clause (i)(d) of the last paragraph of that certain Commitment Letter dated as of August 24, 2013 among the Commitment Parties, the Borrower and the other parties signatory thereto, is amended and restated in its entirety to read “(d) solely in the case of the commitments with respect to the Bridge B Facility, the execution of the definitive documentation for the Term Loan Facility and”. This Section 11.28 shall be for the sole benefit of the Commitment Parties and the Borrower and no other Person shall have any rights or obligations under this Section 11.28.

[Signature Pages Begin On Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE BORROWER:

AMGEN INC.

By:	/s/ Jonathan M. Peacock
Name:	Jonathan M. Peacock
Title:	Executive Vice President and Chief Financial Officer

Address:

Amgen Inc. One Amgen Center Drive Thousand Oaks, California 91320-1799

Attn: Treasurer cc: Secretary

Facsimile: (805) 499-XXXX Telephone: (805) 447-1000

THE ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By:	/s/ Anthea Del Bianco
Name:	Anthea Del Bianco
Title:	Vice President

THE BANKS:

BANK OF AMERICA, N.A.

By:	/s/ Zubin R. Shroff
Name:	Zubin R. Shroff
Title:	Director

Address:

100 N. Tryon Street, NC1-007-17-11 Charlotte NC, 28255

Attn: Zubin R. Shroff Facsimile: 704-804-XXXX Telephone: 980-387-XXXX

BARCLAYS BANK PLC

By:	/s/ Ritam Bhalla
Name:	Ritam Bhalla
Title:	Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Tony Yung
Name:	Tony Yung
Title:	Executive Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Jaime Sussman
Name:	Jaime Sussman
Title:	VP

MIZUHO BANK, LTD.

By:	/s/ Bertram H. Tang
Name:	Bertram H. Tang
Title:	Authorized Signatory

CITIBANK, N.A.

By:	/s/ Maureen P. Maroney
Name:	Maureen P. Maroney
Title:	Vice President

HSBC Bank USA, National Association

By:	/s/ Eric Seltenrich
Name:	Eric Seltenrich
Title:	Senior Vice President

Royal Bank of Canada

By:	/s/ Scott MacVicar
Name:	Scott MacVicar
Title:	Authorized Signatory

Sumitomo Mitsui Banking Corporation

By:	/s/ David W. Kee
Name:	David W. Kee
Title:	Managing Director

Goldman Sachs Bank USA

By:	/s/ Nicole Ferry-Lacchia
Name:	Nicole Ferry-Lacchia
Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A.

By:	/s/ Kelly Chin
Name:	Kelly Chin
Title:	Authorized Signatory

BNP Paribas

By:	/s/ RENAUD-FRANCK FALCE
Name:	RENAUD-FRANCK FALCE
Title:	Managing Director

By:	/s/ Nicole Mitchell
Name:	Nicole Mitchell
Title:	Vice President

Bank of the West

By:	/s/ David G. Kronen
Name:	David G. Kronen
Title:	Senior Vice President & Manager

FIRST HAWAIIAN BANK

By:	/s/ Dawn Hofmann
Name:	Dawn Hofmann
Title:	Senior Vice President

The Royal Bank of Scotland plc

By:	/s/ William McGinty
Name:	William McGinty
Title:	Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ MIKHAIL FAYBUSOVICH
Name:	MIKHAIL FAYBUSOVICH
Title:	AUTHORIZED SIGNATORY

By:	/s/ Jean-Marc Vauclair
Name:	Jean-Marc Vauclair
Title:	Authorized Signatory

TD Bank, N.A.

By:	/s/ Steve Levi
Name:	Steve Levi
Title:	Senior Vice President

DNB CAPITAL LLC

By:	/s/ Thomas Tangen
Name:	Thomas Tangen
Title:	Senior Vice President

By:	/s/ Bjorn Erik Hammerstad
Name:	Bjorn Erik Hammerstad
Title:	Senior Vice President

Deutsche Bank AG New York Branch

By:	/s/ Ming K Chu
Name:	Ming K Chu
Title:	Vice President

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Andrea S Chen
Name:	Andrea S Chen
Title:	Director

Intesa Sanpaolo S.p.A.

By:	/s/ John J. Michalisin
Name:	John J. Michalisin
Title:	First Vice President

By:	/s/ Francesco Di Mario
Name:	Francesco Di Mario
Title:	F.V.P. & Head of Credit

The Northern Trust Company

By:	/s/ Brandon Rolek
Name:	Brandon Rolek
Title:	Senior Vice President

U.S. Bank National Association

By:	/s/ David C. Mruk
Name:	David C. Mruk
Title:	Vice President

Agricultural Bank of China, Ltd., New York Branch

By:	/s/ Jijun Zhang
Name:	Jijun Zhang
Title:	Deputy General Manager

DBS Bank Ltd., Los Angeles Agency

By:	/s/ James McWalters
Name:	James McWalters
Title:	General Manager

Bayerische Landesbank, New York Branch

By:	/s/ ROLF SIEBERT
Name:	ROLF SIEBERT
Title:	Senior Vice President

By:	/s/ Matthew DeCarlo
Name:	Matthew DeCarlo
Title:	First Vice President

THE BANK OF NEW YORK MELLON

By:	/s/ Clifford A. Mull
Name:	Clifford A. Mull
Title:	First Vice President

State Street Bank and Trust Company

By:	/s/ Mary H. Carey
Name:	Mary H. Carey
Title:	Vice President

SCHEDULE 2.1

COMMITMENTS AND PRO RATA SHARES

Bank	Commitment	Pro Rata Share
Bank of America, N.A.	$340,000,000	6.8%
Barclays Bank PLC	$315,000,000	6.3%
JPMorgan Chase Bank, N.A.	$315,000,000	6.3%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$365,000,000	7.3%
Mizuho Bank, Ltd.	$365,000,000	7.3%
Citibank, N.A.	$315,000,000	6.3%
HSBC Bank USA, National Association	$315,000,000	6.3%
Royal Bank of Canada	$315,000,000	6.3%
Sumitomo Mitsui Banking Corporation	$315,000,000	6.3%
Goldman Sachs Bank USA	$290,000,000	5.8%
Morgan Stanley Bank, N.A.	$290,000,000	5.8%
BNP Paribas	$80,000,000	1.6%
Bank of the West	$50,000,000	1%
First Hawaiian Bank	$25,000,000	0.5%
The Royal Bank of Scotland plc	$155,000,000	3.1%
Credit Suisse AG, Cayman Islands Branch	$155,000,000	3.1%
TD Bank, N.A.	$155,000,000	3.1%
DNB Capital LLC	$155,000,000	3.1%
Deutsche Bank AG New York Branch	$155,000,000	3.1%

Wells Fargo Bank, National Association	$92,500,000	1.85%
Intesa Sanpaolo S.p.A.	$92,500,000	1.85%
The Northern Trust Company	$75,000,000	1.5%
U.S. Bank National Association	$60,000,000	1.2%
Agricultural Bank of China, Ltd., New York Branch	$60,000,000	1.2%
DBS Bank Ltd., Los Angeles Agency	$50,000,000	1.0%
Bayerische Landesbank, New York Branch	$50,000,000	1.0%
Bank of New York Mellon	$25,000,000	0.5%
State Street Bank and Trust Company	$25,000,000	0.5%
Total	$5,000,000,000	100%

SCHEDULE 4.4

DISCLOSURE OF SUBSIDIARIES

Name	Type of Entity	Percentage of Ownership
Immunex Corporation	corporation	100%
Amgen Manufacturing, Limited	corporation	100%
Amgen USA Inc.	corporation	100%
ATL Holdings Limited	corporation	100%
Onyx Pharmaceuticals, Inc.	corporation	100%*

*	Onyx Pharmaceuticals, Inc. will become a wholly-owned Subsidiary of the Borrower on the Closing Date after giving effect to the Acquisition.

SCHEDULE 4.8

LITIGATION

None.

SCHEDULE 4.11(c)

ERISA

1.	Amgen Inc. Retiree Medical Savings Account Plan.

2.	Amgen Inc. Retiree Health Access Plan.

SCHEDULE 4.15

ENVIRONMENTAL

None.

SCHEDULE 6.3

LIENS

None.

SCHEDULE 11.7

NOTICES

THE BORROWER

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Facsimile: (805) 499-xxxx

Telephone: (805) 447-1000

Website: www.amgen.com

THE ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

101 North Tryon Street

NC1-001-05-46

Charlotte, NC 28255

Telephone: 980-387-xxxx

Facsimile #: 704-409-xxxx

Email: xxxxx.xxxxxx@baml.com

USD PAYMENT INSTRUCTIONS:

Bank of America

New York NY

ABA xxxxxxxxx

Acct # xxxxxxxxxxxxx

Acct Name: Corporate Credit Services

Ref: AMGEN INC

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

1455 Market St.

Mail Code: CA5-701-05-19

San Francisco, CA 94103

Attention: Anthea Del Bianco

Telephone: 415-436-xxxx

FAX: 415-503-xxxx

Electronic Mail: xxxxxxxxxxxxxxxxx@baml.com

EXHIBIT A

[FORM OF NOTE]

NOTE

$_________	[DATE]
Thousand Oaks, California

FOR VALUE RECEIVED, the undersigned promises to pay to the order of _____________________________________ (the “Bank”), the principal amount of ______________ Dollars ($_________), or such lesser aggregate amount of Advances as may be made pursuant to the Bank’s Pro Rata Share of the Commitment under the Credit Agreement hereinafter described, payable as hereinafter set forth. The undersigned promises to pay interest on the principal amount of each Advance made hereunder and remaining unpaid from time to time from the date of each such Advance until the date of payment in full, payable as hereinafter set forth.

Reference is made to the Term Loan Facility Credit Agreement dated as of September 20, 2013 (as amended from time to time, the “Credit Agreement”) among Amgen Inc., the Banks from time to time party thereto, Bank of America, N.A., as Administrative Agent and the arrangers and other agents party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings defined for those terms in the Credit Agreement. This is one of the Notes (“Note”) referred to in the Credit Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Credit Agreement as originally executed or as it may from time to time be supplemented, modified, amended, renewed, extended or supplanted. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.

The principal indebtedness evidenced by this Note shall be payable as provided in the Credit Agreement and in any event on the Maturity Date applicable to the Bank.

Interest shall be payable on the outstanding daily unpaid principal amount of each Advance hereunder from the date thereof until payment in full and shall accrue and be payable at the rates and on the dates set forth in the Credit Agreement both before and after default, before and after maturity and judgment, and before and after the commencement of any proceeding under any Debtor Relief Law with interest on overdue interest to bear interest at the rate set forth in Section 3.6 of the Credit Agreement, to the extent permitted by applicable Laws.

The undersigned shall have the right to prepay any amounts outstanding under this Note in accordance with Section 3.1(e) of the Credit Agreement.

The amount of each payment hereunder with respect to Advances shall be made to the Administrative Agent at the Administrative Agent’s Office, for the account of the Bank, in lawful money of the United States of America and in immediately available funds not later than 2:00 p.m., New York City time, on the day of payment (which must be a Business Day).

This Note is a registered obligation, transferrable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein. A record of Advances made by and payments received by Bank with respect to this Note shall be maintained by the Administrative Agent in the Register pursuant to and in accordance with Section 11.9(g) of the Credit Agreement.

As set forth in Section 11.3 of the Credit Agreement, the undersigned hereby promises to pay the reasonable out-of-pocket costs and expenses of any holder hereof incurred in collecting the undersigned’s obligations hereunder or in enforcing any holder’s rights hereunder, including attorneys’ fees and disbursements.

The undersigned hereby waives presentation, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other notice of formality, to the fullest extent permitted by applicable Laws.

THIS NOTE SHALL BE DEEMED DELIVERED TO AND ACCEPTED BY THE ADMINISTRATIVE AGENT ON BEHALF OF THE BANK IN THE STATE OF NEW YORK, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE.

AMGEN INC.

By

Its

ADVANCES AND PAYMENTS OF PRINCIPAL

UNDER COMMITMENT

Date	Type of Loan Made This Date	Amount of Advance	Amount of Principal Paid	Unpaid Principal Balance	Principal Balance	Notation Made By

EXHIBIT B

[FORM OF COMPLIANCE CERTIFICATE]

COMPLIANCE CERTIFICATE

1. This Compliance Certificate (“Compliance Certificate”) is executed and delivered by AMGEN INC., a Delaware corporation (the “Company”), to BANK OF AMERICA, N.A. (the “Administrative Agent”) pursuant to Section 7.2 of the Term Loan Facility Credit Agreement dated as of September 20, 2013, among the Company, the Banks from time to time party thereto, Bank of America, N.A., as Administrative Agent and the arrangers and other agents party thereto (as amended from time to time, the “Credit Agreement”). Any terms used herein and not defined herein shall have the meanings defined in the Credit Agreement. This Compliance Certificate covers the Company’s:

[Fiscal Quarter ended ________________, ____]

[Fiscal Year ended December 31, _____]

2. The following paragraphs set forth calculations showing whether the Company is in compliance with its obligations pursuant to Sections 6.3, 6.5, and 6.6 of the Credit Agreement, as of the end of the fiscal period set forth in paragraph 1 hereof. Each calculation set forth below identified as “Actual” is derived from the books and records of the Company in accordance with the relevant definitions of financial terms set forth in Section 1.1 of the Credit Agreement, and correctly reflects whether the Company is in compliance with the obligations contained in the applicable Sections of the Credit Agreement parenthetically noted, which obligations are set forth below identified under the column marked “Required/Permitted”.

I.	Liens (Section 6.3(e)) and Subsidiary Indebtedness (Section 6.5):

(a) Indebtedness of the Company and its Subsidiaries secured by Liens subject to Section 6.3(e) of the Credit Agreement	$___________

(b) Indebtedness of the Company’s Subsidiaries (other than under the Revolving Credit Facility Credit Agreement and without duplication of amounts included in item 1(a) above)	$___________

(c) Consolidated Net Worth	$___________

(a) + (b) (c)	___________	Not greater than 35% In compliance ___ (Y or N)

II.	Consolidated Capitalization (Section 6.6):

(a) Consolidated Total Debt	$___________

(b) Consolidated Capitalization	$___________

(a) (b)	___________	Not greater than 0.65 to 1.00 In compliance ___ (Y or N)

3. To the best knowledge of the undersigned, during the fiscal period covered by this Compliance Certificate, no Default has occurred and is continuing, with the exceptions set forth below in response to which the Company has taken or proposes to take the following actions (if none, so state):

4. This Compliance Certificate is executed on ______________________, ____, by a Senior Officer of the Company. The undersigned hereby certifies that each and every matter contained herein is derived from the Company’s books and records and is, to the best knowledge of the undersigned, true and correct.

AMGEN INC.

By

Its

EXHIBIT C

[FORM OF REQUEST FOR LOAN]

REQUEST FOR LOAN

1. This Request for Loan is by Amgen Inc. (the “Borrower”) to Bank of America, N.A. (the “Administrative Agent”) pursuant to that certain Term Loan Facility Credit Agreement dated as of September 20, 2013 (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Banks from time to time party thereto, the Administrative Agent, and the arrangers and other agents party thereto. Capitalized terms used herein and not defined herein shall have the meanings defined in the Credit Agreement.

2. The Borrower hereby requests a Loan for the account of the Borrower pursuant to the Credit Agreement as follows:

(a) DATE OF LOAN:     ______________

(b) PRE-FUNDING DATE (if applicable):     ______________

(c) ANTICIPATED CLOSING DATE (if applicable):     _____________

(d) TYPE OF LOAN (Check one box only):

•	BASE RATE ADVANCE

•	EURODOLLAR RATE ADVANCE WITH A ___-MONTH INTEREST PERIOD

(e) AMOUNT OF REQUESTED LOAN:     [$] _______

(f) INTEREST PERIOD OF LOAN ENDS:     ________

3. [In connection with the request pursuant to Section 2 above, Borrower certifies that as of the date of the requested Loan, no Event of Default under Sections 9.1(a), (b) or (i) has occurred and is continuing.]1

4. This Request for Loan is executed on _________________, ____ by a Senior Officer of the Borrower on behalf of the Borrower. The undersigned, in such capacity, hereby certifies each and every matter contained herein to be true and correct except as previously disclosed by the Borrower in writing to the Banks and waived by the Majority Banks or all Banks, as applicable.

[1]	Include bracketed text solely for secondary borrowing, if any, pursuant to Section 8.3 of the Credit Agreement.

C-1

AMGEN INC.

By

Its

C-2

EXHIBIT D

[FORM OF ASSIGNMENT AGREEMENT]

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]11 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]12 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]13 hereunder are several and not joint.]14 Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Facility Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Bank][their respective capacities as Banks] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Bank)][the respective Assignors (in their respective capacities as Banks)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by [the][any] Assignor.

[11]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[12]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[13]	Select as appropriate.
[14]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Bank]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Bank]

3.	Borrower:	Amgen Inc.

4.	Administrative Agent:	Bank of America, N.A. (“Bank of America”), as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $5,000,000,000 Term Loan Facility Credit Agreement dated as of September 20, 2013 among Amgen Inc., the Banks parties thereto, Bank of America, as Administrative Agent, and the arrangers and other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s][15]	Assignee[s][16]	Aggregate Amount of Commitment/ Advances for all Banks[18]	Amount of Commitment/ Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[19]	CUSIP Number

		$	$	%

		$	$	%

		$	$	%

[7.	Trade Date:	______________][20]

[Page break]

[15]	List each Assignor, as appropriate.
[16]	List each Assignee, as appropriate.
[18]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[19]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Banks thereunder.
[20]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                      , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR[S][21]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][22]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]23 Accepted:

BANK OF AMERICA, N.A., as

    Administrative Agent

By:

[21]	Add additional signature blocks as needed.
[22]	Add additional signature blocks as needed.
[23]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

    Title:

[Consented to:]24

AMGEN INC., as

    the Borrower

By:

    Title:

[24]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

Amgen Inc. Credit Agreement dated as of September 20, 2013

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AGREEMENT

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Bank; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.9(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.9(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment Agreement is any documentation required to be delivered by it pursuant to Section 11.25 of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action

D-A-1

under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement . This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

D-A-2

EXHIBIT E

FORM OF SOLVENCY CERTIFICATE

[                    ], [        ]

The undersigned, [                    ], the [                    ] of Amgen Inc. (the “Borrower”), is familiar with the properties, businesses, assets and liabilities of the Borrower and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of the Borrower.

This Solvency Certificate is delivered pursuant to Section 8.2(a)(8) of the Term Loan Facility Credit Agreement dated as of September 20, 2013 (the “Credit Agreement”; terms defined therein unless otherwise defined herein being used herein as therein defined) among the Borrower, each lender from time to time party thereto (collectively, the “Lenders”), Bank of America, N.A., as administrative agent thereunder (in such capacity, the “Administrative Agent”), and the arrangers and other agents party thereto.

As used herein, “Company” means the Borrower.

1. I, [            ], hereby certify that I am the [            ] of the Company and that I am knowledgeable of the financial and accounting matters of the Company, the Credit Agreement and the covenants and representations (financial or otherwise) contained therein and that, as such, I am authorized to execute and deliver this Solvency Certificate on behalf of the Company.

2. The undersigned certifies, on behalf of the Borrower and not in his individual capacity, that he has made such investigation and inquiries as to the financial condition of the Borrower as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate. The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Loans under the Credit Agreement.

3. The undersigned certifies, on behalf of the Borrower and not in his individual capacity, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by the Borrower to be fair in light of the circumstances existing at the time made; and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of the Borrower and not in his individual capacity, that, on the date hereof, before and after giving effect to the Transactions (and the Loans made or to be made and other obligations incurred or to be incurred on the Closing Date):

E-1

(i) the fair value of the property of the Company (including, for the avoidance of doubt, property consisting of the residual equity value of the Company’s subsidiaries) is greater than the total amount of liabilities, including contingent liabilities, of the Company;

(ii) the present fair salable value of the assets of the Company (including, for the avoidance of doubt, property consisting of the residual equity value of the Company’s subsidiaries) is greater than the amount that will be required to pay the probable liability of the Company on the sum of its debts and other liabilities, including contingent liabilities;

(iii) the Company has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond the Company’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise);

(iv) the Company does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted (and reflected in the Projections) and are proposed to be conducted following the Closing Date;

(v) the Company is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; and

(vi) the Company is “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the first date written above, solely in his capacity as [                    ] of the Borrower and not in his individual capacity.

Name:
Title:

E-2